UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LIZ CLAIBORNE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1441 Broadway
New York, New York 10018

April 3, 2012

Fellow Stockholders:

        It is with great pleasure that I invite you to this year's Annual Meeting of Stockholders, which will be held on Tuesday, May 15, 2012, at our offices at 5901 West Side Avenue, North Bergen, New Jersey.

        The meeting will start at 10:00 a.m., local time.

        This is also the day we plan to officially become Fifth & Pacific Companies, Inc. and begin trading on the New York Stock Exchange under the ticker symbol: FNP. Our new name symbolizes the intersection of our brands—the fashion destination that is Fifth Avenue, the open, casual feel of Malibu and all the way to the other side of the Pacific, Asia, where our brands are capitalizing on real growth opportunities. Fifth and Pacific Companies reinforces to the world that we are a brand-focused company serving our customers across the globe with high quality, imaginative, and inspired products.

        As we have the last several years, we are utilizing U.S. Securities and Exchange Commission rules allowing companies to furnish their proxy materials over the Internet. Instead of a paper copy of this Proxy Statement and our 2011 Annual Report, most of our stockholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a form of proxy card.

        I appreciate your continued confidence in our Company and look forward to seeing you on May 15th.

Sincerely,

William L. McComb Chief Executive Officer

LIZ CLAIBORNE, INC.

Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 15, 2012

1441 Broadway
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Liz Claiborne, Inc. will hold its Annual Meeting of Stockholders on Tuesday, May 15, 2012 at 5901 West Side Avenue, North Bergen, NJ beginning at 10:00 a.m., local time.

Purposes of the meeting:

  1.
  To elect ten directors;

  2.
  To hold an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year;

  4.
  To vote on a stockholder proposal as described in the Proxy Statement; and

  5.
  To consider all other appropriate matters brought before the meeting.

Who may attend:

        Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

        If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

        March 20, 2012 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

  •
  Receive notice of the meeting; and

  •
  Vote at the meeting and any adjournments or postponements of the meeting.

Notice Regarding the Availability of Proxy Materials

        Pursuant to Securities and Exchange Commission rules, we are furnishing proxy materials over the Internet and most of our stockholders will receive a Notice Regarding the Availability of Proxy Materials providing directions on how to access the proxy materials over the Internet.

Annual Report:

        If you received a printed copy of the materials, included with the Proxy Statement is a copy of our 2011 Annual Report to Stockholders and a proxy card. The Annual Report is not a part of the Proxy Statement.

        Your vote is important. Please vote promptly so that your shares can be represented, even if you plan to attend the annual meeting. Specific voting instructions can be found in the Questions and Answers section of the Proxy Statement, on the Notice Regarding the Availability of Proxy Materials,

the proxy card, or the voting instruction card received from your bank or broker. If you need directions to the meeting, please call 212-626-5777.

By Order of the Board of Directors,

Nicholas Rubino
 Senior Vice President—Chief Legal Officer,
General Counsel and Secretary

New York, New York
April 3, 2012

PROXY STATEMENT

        A Notice Regarding the Availability of Proxy Materials and the Proxy Statement and form of proxy are being distributed and made available to the stockholders of Liz Claiborne, Inc. (the "Company") beginning April 3, 2012. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, May 15, 2012 at 5901West Side Avenue, North Bergen, New Jersey 07047, and any adjournments or postponements of the meeting (the "Annual Meeting"). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

        In this Proxy Statement, "we," "us" and "our" refer to the Company, and "you" and "your" refer to the Company's stockholders.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

        The Company's Board of Directors has made these materials available to you on the Internet or delivered paper copies of these materials to you by mail in connection with the Company's Annual Meeting, which will take place on Tuesday, May 15, 2012. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in these materials?

        These materials include our Proxy Statement for the Annual Meeting and our 2011 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

        Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Why didn't I receive a notice about the Internet availability of the proxy materials?

        We are providing our stockholders who are participants in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the "Savings Plan"), and stockholders who hold shares in the name of certain banks and brokers, with paper copies of the proxy materials instead of a Notice Regarding the Availability of Proxy Materials.

How can I access the proxy materials over the Internet?

        The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

        Stockholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

How may I obtain a copy of the Company's Form 10-K and other financial information?

        Stockholders may request a free copy of our 2011 Form 10-K by writing to our Investor Relations Department at Liz Claiborne, Inc., 5901 Westside Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company's website at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "SEC Filings" in the Investor Relations section.

Who can vote?

        You can vote if you were a holder of record of the Common Stock as of the close of business on Tuesday, March 20, 2012 (the "Record Date").

How do I vote?

        Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

          By Internet—Stockholders who received a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

          By Telephone—Stockholders of record may submit proxies by telephone by following the instructions on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

          By Mail—Stockholders who requested and have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction and mailing it in the accompanying pre-addressed envelope.

        If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted (and you do not hold your shares through a broker, bank or other financial institution), they will be voted FOR the election of the nominees named below under the caption "Proposal 1—Election of Directors;" FOR, on an advisory basis, the approval of the compensation of our named executive officers as disclosed in this Proxy Statement; FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2012 fiscal year; AGAINST the Stockholder Proposal; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting. If you hold your shares through a broker, bank or other financial institution, see "What is a "broker non-vote"?" below.

Can I change my vote?

        Yes. You can change or revoke your proxy by (i) sending a written notice to that effect that is received prior to the start of the Annual Meeting to the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a new proxy over the Internet or, if you are a stockholder of record, by telephone: 1-866-540-5760; (iii) submitting a later dated proxy that is received before the Annual Meeting; or (iv) voting in person at the Annual Meeting (except for shares held in the Savings Plan).

Can I vote in person at the Annual Meeting instead of voting by proxy?

        Yes. However, we encourage you to vote by Internet or by telephone or, if you received a paper proxy card, complete and return the proxy card, in order to ensure that your shares are represented and voted.

        Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver's license. Beneficial (or "street name") owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

        If you participate in the Savings Plan, follow the directions on your proxy card to vote shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by 11:59 p.m. May 10, 2012, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How do I vote shares held in The Bank of New York—Mellon Global BuyDIRECT Plan ("the BuyDIRECT Plan")?

        If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York—Mellon, simply follow the instructions on the Notice Regarding the Availability of Proxy Materials to vote shares held for you through The Bank of New York—Mellon Global BuyDIRECT Plan. If you do not give a proxy, such shares will not be voted.

How many shares are entitled to vote?

        As of the close of business on the Record Date, there were 101,775,155 shares of the Company's Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

        In order to conduct business at the Annual Meeting, the majority of shares of Common Stock issued and outstanding on the Record Date (a "Quorum") must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

        Proposal 1—In order to be elected, the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" such nominee.

        Proposals 2,3,and 4—An affirmative vote of the majority of the votes cast on the proposal is required for each of these proposals to pass.

What is a "broker non-vote"?

        Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the NYSE from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the proposals set out in this Proxy Statement, other than Proposal 3, ratification of the appointment of the independent registered public accounting firm.

How are broker non-votes treated?

        The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal.

Can I abstain from voting on a proposal?

        Abstentions may be specified on all proposals being submitted.

How are abstentions treated?

        The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum but not as shares present and voting on a specific proposal.

Who pays for this proxy solicitation?

        We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $20,000 plus reimbursement of reasonable expenses. In addition, the Company's directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

        We will also reimburse banks, brokers, fiduciaries, and custodians for their reasonable costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

        In 2010, our stockholders approved an amendment to our Restated Certificate of Incorporation which eliminated the classified board. Accordingly all Directors are up for re-election each year, for a proposed one year term expiring at the next annual meeting of stockholders. For a description of the process under which director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as directors, see "Corporate Governance and Board Matters—Consideration of Director Nominees," beginning on page 11.

        Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Bernard W. Aronson, Lawrence S. Benjamin, Raul J. Fernandez, Kenneth B. Gilman, Nancy J. Karch, William C. McComb, Kenneth P. Kopelman, Kay Koplovitz, Arthur C. Martinez and Doreen A. Toben for election at the Annual Meeting as Directors. Each is a Director whose current term expires at the Annual Meeting.

        In making its recommendation as to nominees for election, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee's background and experience, as well as the other Board membership criteria set out in the Company's Corporate Governance Guidelines (see "Corporate Governance and Board Matters—Consideration of Director Nominees"). The Nominating and Governance Committee also reviewed and evaluated the performance of the Director nominees during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee's recommendations, the Board determined to nominate each of these individuals for re-election as a Director.

        The Board has affirmatively determined that each of the Director nominees, other than Messrs. Kopelman and McComb is "independent," as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the "NYSE Corporate Governance Standards"). See "Corporate Governance and Board Matters—Board Independence" beginning on page 9. A copy of our current Corporate Governance Guidelines is available at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section.

        We do not know of any reason why any of the nominees would not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Voting on the Proposal.

        To be elected, each Director nominee must receive the affirmative vote of a majority of the votes cast on the nominee's election (the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" the director nominee).

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS (OR "EACH DIRECTOR").

NOMINEES FOR ELECTION AS DIRECTORS:

        BERNARD W. ARONSON—Mr. Aronson, 65, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Hyatt Hotels Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; Chroma Oil & Gas, LP, an oil and gas exploration and production company; and Northern Tier Energy LLC, an independent downstream energy company with refining, retail, and pipeline operations. Mr. Aronson also serves on a number of not-for-profit boards, including the National Democratic Institute for International Affairs and the Nature Conservancy D.C./Maryland Chapter. Mr. Aronson's experience as an international private equity investor, his experience as a director of public companies, and his experience in government and international trade matters, provides the Board valuable perspective on government relations, corporate governance matters, capital markets and trade issues.

        LAWRENCE S. BENJAMIN—Mr. Benjamin, 56, was elected a Director of the company in January 2011. Since January 2012, Mr. Benjamin has served as a Senior Advisor for New Mountain Capital, a private equity firm, and since February 2011, as a Managing Director of Capwell Partners LLC, a private equity firm. In September 2011, Mr. Benjamin commenced serving as chairman on the board of Symphony IRI Group, a market research company. In February 2012, Mr Benjamin was elected to the board of Sun Products Corporation, a consumer products company. From 2006 until his retirement in February 2011, he served as Executive Vice President and Chief Operating Officer of Ahold USA, a subsidiary of Koninklijke Ahold NV, an international food retailing group based in the Netherlands. Mr. Benjamin was Ahold's highest ranking executive in the US, responsible for the Stop & Shop/Giant-Landover and Giant-Carlisle superstores and supermarkets, as well as all operations in the country. In 2009, he was also appointed to Ahold's global Corporate Executive Board. Mr. Benjamin joined Ahold in October of 2003 as President and Chief Executive Officer of US Foodservice. Prior to joining Ahold, Mr. Benjamin worked with several private equity firms, where he held several operating positions including serving as CEO at NutraSweet Company, Specialty Foods Corporation and Stella Foods. Previously, he held management-level positions in the retail and ingredient divisions of Kraft Foods. Mr. Benjamin also serves as a board member of the not-for-profit organizations Lake Forest Academy and the Food Marketing Institute Foundation. Mr. Benjamin's long history in key operating roles with global brands, and experience with a variety of strategic initiatives related to corporate governance, standardizing operations and turnarounds, among others, provides the Board with significant input on a variety of matters.

        RAUL J. FERNANDEZ—Mr. Fernandez, 45, was elected a Director of the Company in 2000. Mr. Fernandez is Chairman of ObjectVideo, Inc. From 2000 to 2002, he served as Chief Executive Officer for Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as director of TROW Associates, Inc., a Canadian based engineering and consulting company and FHC, Health Systems, Inc., a health care management services provider. Mr. Fernandez is also Vice Chairman of Monumental Sports & Entertainment, a private partnership which owns the NBA's Washington Wizards, the NHL's Washington Capitals, the WNBA's Washington Mystics and the Verizon Center. He is also the co-founder of Venture Philanthropy Partners, a philanthropic Washington, D.C.-based investment organization that helps leaders building not-for-profit institutions, as well as a board member of the charitable organizations CharityWorks, DC College Access Program, DC Public Education Fund, DC Children First, America's Promise Alliance and the National Foundation of Fitness, Sports and Nutrition. Mr. Fernandez' extensive operating experience and entrepreneurial background as founder and CEO of technology companies, including in the area of e-business, provides the Board valuable views in the areas of technology and information systems.

        KENNETH B. GILMAN—Mr. Gilman, 65, was elected a Director in February 2008. Mr. Gilman served as the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands' executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman serves as a director of Zale Corporation, a retailer of fine jewelry. Mr. Gilman also serves as Trustee for the Jewish Center of the Hamptons and the Manhattan Institute, both not-for-profit organizations. Mr. Gilman's extensive operating experience as Chief Financial Officer, Chief Administrative Officer and Chief Executive Officer of retail companies, including twenty-five years of experience at Limited Brands, provides the Board with useful insight into operational issues, particularly in the retail sector, and financial matters.

        NANCY J. KARCH—Ms. Karch, 64, was elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey & Co., and serves as a director of Kimberly-Clark, a consumer products company; MasterCard Inc., a payment systems brand and processor; Genworth Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally; and The Corporate Executive Board, a business research company. She also serves on the board and the executive committee of the Westchester Land Trust, and on the board of Northern Westchester Hospital, both not-for-profit organizations. Ms. Karch's background as a consultant to companies in the retail and consumer products sector, and her extensive experience as a public company director, provides the Board beneficial insights into the retail industry and matters relating to brand marketing and corporate governance.

        KENNETH P. KOPELMAN—Mr. Kopelman, 60, was elected a Director of the Company in 1996. Since 1984, Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, a firm which provides legal services to the Company. He is a Director and President of the New York Chapter of the National Association of Corporate Directors, a national not-for-profit membership organization serving the corporate governance needs of corporate boards and directors, and was recognized in 2011 as one of the most influential leaders in the corporate governance community by the NACD's national magazine, Directorship—who named him to its annual list, the "Directorship 100." Mr. Kopelman previously served as a director of Mobius Management Systems, Inc., a computer software company, through June 2007. Mr. Kopelman's background as a corporate attorney and counselor provides the Board helpful insight in the areas of corporate governance matters and financing matters, and his long time experience within the apparel industry and association with the Company provides the Board with additional valuable perspective.

        KAY KOPLOVITZ—Ms. Koplovitz, 66, was elected a Director of the Company in 1992. Effective January 1, 2007, Ms. Koplovitz became Chairman of the Board. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. Ms. Koplovitz is the founder of USA Network, an international cable television programming company, which included Sci-Fi Channel and USA Networks International, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Paley Center for Media, the International Tennis Hall of Fame, and Springboard Enterprises, and serves on the Board of Trustees of Babson College and the University of Wisconsin, and is a Trustee for The College of Letters and Sciences. Ms. Koplovitz also serves on the board of CA, Inc., an information technology management software company, and is Chairman of Joy Berry Enterprises, a provider of children's living skills books, music and media. Ms. Koplovitz's entrepreneurial and operating experience, including as founder and CEO of USA Networks, as well as her current role as principal of an investment company focused on companies in the media and technology sectors, provides the Board valuable insight into a range of operational matters and the capital markets.

        ARTHUR C. MARTINEZ—Mr. Martinez, 72, was elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President, and Chief Executive Officer of Sears, Roebuck and Company ("Sears"), positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue ("Saks"), an apparel and related products retailer, and Saks' parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President of Saks. Mr. Martinez is a director of IAC InterActive Corp., a multi-brand interactive company; PepsiCo, Inc., a consumer products company; and American International Group, Inc. (AIG), an international insurance and financial services company. Mr. Martinez is Chairman of the Board of HSN, Inc., a multi-channel interactive retailer; and is Lead Director of International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products. Mr. Martinez also served as Chairman of the Supervisory Board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez serves on the boards of a number of not-for-profit organizations, including Northwestern University, Greenwich Hospital, Maine Coast Heritage trust and the Chicago Symphony. Mr. Martinez' experiences as a chief financial officer and chief executive officer with major retail companies, and his extensive experience as a member of the board of multi-national companies, including companies within the consumer products and banking sector, provides the Board with important insight into retail operations and financial and corporate governance matters.

        WILLIAM L. MCCOMB—Mr. McComb, 49, joined the Company as Chief Executive Officer and a member of the Board of Directors in November 2006. Prior to joining the Company, Mr. McComb was a company group chairman at Johnson & Johnson. During his 14-year tenure with Johnson & Johnson, Mr. McComb oversaw some of the company's largest consumer product businesses and brands, including Tylenol, Motrin, and Clean & Clear. He also led the team that repositioned and restored growth to the Tylenol brand and oversaw the growth of Johnson & Johnson's McNeil Consumer business with key brand licenses such as St. Joseph aspirin, where he implemented a strategy to grow the brand beyond the over-the-counter market by adding pediatric prescription drugs. Mr. McComb serves on the Boards of the American Apparel & Footwear Association and the National Retail Federation, and is a trustee of The Pennington School. He is a member of Kilts Center for Marketing's steering committee at The University of Chicago Booth School of Business. He is also a member of the Business Roundtable. Mr. McComb's prior experience at Johnson & Johnson in the areas of consumer products and brand marketing, as well as his direct operation of international businesses, provides important insights to the Board in the area of brand management and marketing. In addition, Mr. McComb's day-to-day leadership as Chief Executive Officer of the Company provides the Board with intimate knowledge of the Company's operations, challenges and opportunities.

        DOREEN A. TOBEN—Ms. Toben, 61, was elected a Director of the Company in 2009. Most recently, Ms. Toben served as executive vice president of Verizon Communications, Inc., a position from which she retired in June 2009. From April 2002 to February 2009, she served as Verizon's Chief Financial Officer and was responsible for its finance and strategic planning efforts. Prior to April 2002, Ms. Toben was Senior Vice President and Chief Financial Officer with responsibility for finance and strategic planning for Verizon's Telecom Group. A 30-year telecommunications veteran, she began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984, at Bell Atlantic Inc. Ms. Toben serves as a director of the New York Times Company and as a director of Virgin Media. Ms. Toben's experience during her 21 years at Verizon in the areas of finance and strategic planning provides the Board with the perspective of someone familiar with all facets of a global enterprise, particularly in light of her recent direct responsibility for financial and accounting matters.

 CORPORATE GOVERNANCE AND BOARD MATTERS

        Corporate Governance Guidelines.    The Company's current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section.

        Majority Vote.    In February 2008, the Company amended its By-laws to implement a majority vote standard in uncontested director elections. Under this standard, in order for a nominee to be elected in an uncontested election, such nominee must receive the affirmative vote of a majority of the votes cast on such nominee's election (votes cast "FOR" a nominee must exceed votes cast "AGAINST" the nominee). The Company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

        In addition, as part of our Corporate Governance Guidelines, if an incumbent director is not elected by a majority of the votes cast in an uncontested election, it is the policy that such director will tender his or her resignation to the Chairman of the Board promptly following certification of the stockholder vote, such resignation to be effective upon acceptance by the Board. A recommendation on whether to accept any such resignation will be made by the Nominating and Governance Committee to the Board, or if a majority of the members of the Nominating and Governance Committee did not receive the required majority vote, a special committee of independent directors. Generally, a director who fails to receive a required majority vote will not participate in the Committee or Board meetings considering the resignation. The Board will act on any resignation within 90 days and such action may include: (i) accepting the resignation offer; (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications held by the subject director (e.g., accounting or related financial management expertise) can be identified and elected to the Board; (iii) maintaining the director but addressing what the Board believes to be the underlying cause of the "against" votes; (iv) maintaining the director but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation offer. If accepting such resignation would result in the Company having (i) fewer than a majority of directors who were in office before the election or (ii) fewer than a majority of independent directors as required under the rules of the NYSE, such 90-day period may be extended by an additional 90 days, if such extension is in the best interest of the Company. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected, or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, acting on the recommendation of the Nominating and Governance Committee, may fill any resulting vacancy or may decrease the size of the Board. The Board of Directors will promptly publicly disclose the Board's decision, and explain any determination not to accept the director's resignation.

        Board Independence.    Under our Corporate Governance Guidelines, a substantial majority of our Board must be "independent," as such term is defined the NYSE Corporate Governance Standards. As required under the NYSE Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

        To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

        1.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) (i) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $20 million, if the Director (or immediate family member) is a director of the Entity.

        2.     A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Liz Claiborne Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

        3.     A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

        4.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

        5.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

        For purposes of these standards, (i) "Company" means Liz Claiborne, Inc. and any controlled affiliate; (ii) "Entity" means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) "immediate family member" has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

        After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following Directors are "independent" as defined in our Corporate Governance Guidelines and the listing standards of the NYSE: Messrs. Aronson, Benjamin, Fernandez, Gilman and Martinez, and Mss. Karch, Koplovitz and Toben. In making its recommendation, the Nominating and Governance Committee considered charitable donations made by the Company to not-for-profit charity for which Ms. Koplovitz serves as a director, which contribution did not exceed $25,000. The Committee also considered payments for services from a company for which Ms. Karch serves as a director. Such payments did not exceed 1% of such companies' revenues or the Company's revenues. The Committee determined that none of the foregoing transactions impaired the Director's independence. William L. McComb, who serves as the Company's Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be "independent" directors. See "Certain Relationships and Related Transactions," beginning on page 18.

        Board Leadership Structure.    Our Board's Chairman is Kay Koplovitz, who is a non-employee independent director. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, the Board, under our Corporate Governance Guidelines, reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis. We separated the positions of Chairman of the Board and Chief Executive Officer in October 2006 at the time of CEO succession, appointing Ms. Koplovitz to serve as the non-executive Chairman of the Board effective January 1, 2007.

        As the Company continues its turn-around efforts, the Board believes the separation remains appropriate as it allows our CEO to focus on the day-to-day challenges faced by our Company, while the Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and stockholders. The Chairman of the Board is responsible for managing the business of the Board, including setting the Board agenda (with Board and management input), facilitating communication among directors, presiding at meetings of the Board of Directors and stockholders, sitting as chair at executive sessions at each regularly scheduled Board meeting, and providing support and counsel to the Chief Executive Officer.

        Meetings.    During the fiscal year ended December 31, 2011, the Board of Directors held nineteen meetings, and the Committees of the Board held a total of twenty-nine meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All Directors attended our 2011 Annual Meeting of Stockholders.

        Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the independent Directors meet together at least annually.

        Board Committees.    The Board of Directors has four standing Committees as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are "independent," as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines.

        Current members of the standing committees are as follows:

Nominating and Governance	Audit	Compensation(1)	Finance
Bernard W. Aronson	Kenneth B. Gilman	Lawrence S. Benjamin	Bernard W. Aronson
Lawrence S. Benjamin	Nancy J. Karch	Raul J. Fernandez	Raul J. Fernandez
Nancy J. Karch(1)	Arthur C. Martinez	Arthur C. Martinez(1)	Kenneth B. Gilman(1)
Kay Koplovitz	Doreen A. Toben(1)	Doreen A. Toben	Kenneth P. Kopelman

(1)
Chair of the Committee.

        Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company's Corporate Governance Guidelines) and corporate and social responsibility. The Committee's responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under

"Corporate Governance" in the Investor Relations section. The Committee met three times during 2011.

        Audit Committee.    The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company's independent registered public accounting firm, the Company's compliance with legal and regulatory requirements, the performance of the Company's internal audit function and the Company's internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee's responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section. The Committee met eight times during 2011.

        The Board has determined that each of the Audit Committee members is "independent" within the meaning of the applicable Securities and Exchange Commission ("SEC") regulations and the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are "financially literate" under the NYSE Corporate Governance Standards and that Mr. Martinez and Ms. Toben each qualifies as an "audit committee financial expert" within the meaning of SEC regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

        Compensation Committee.    The Compensation Committee assists the Board in carrying out its responsibilities relating to the compensation of the Company's executives. The Committee determines the goals and objectives, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans and makes recommendations to the Board and senior management regarding Company compensation programs. The Compensation Committee also has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, and the Company's various stockholder-approved stock incentive plans. The Compensation Committee also monitors the Company's compensation structure and any potential of it to cause inappropriate risk-taking behavior. The Committee's responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, at 1441 Broadway, New York, NY 10018.

        The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code ("Section 162(m)") are made by at least two Committee members who qualify as "outside directors" under Section 162(m).

        The Compensation Committee stays informed of current regulatory and legislative issues and executive compensation best practices. The Committee is committed to ensuring the Company's compensation programs support its business plans and stockholder interests. In November 2006, the Committee directly selected and engaged Semler Brossy Consulting Group, LLC ("Semler Brossy"), a third-party executive compensation consulting firm, to advise the Committee in connection with its review of executive and board director-compensation matters, including the level of total compensation packages provided to executive officers. The aggregate fees paid to Semler Brossy for services not exclusively related to executive or director compensation, namely their support of management (at the Committee's request) in completing a formal review of compensation programs for purposes of assessing the Company's compensation risk, were approximately $3,000 in 2011. The Compensation Committee has the sole authority to select, retain, and terminate the compensation consultant as well as the sole authority to direct the compensation consultant's work and approve fees.

        During 2011, the Compensation Committee directed Semler Brossy to provide the following services:

  •
  Assessment of competitive pay levels for executive officers and the Board of Directors using survey and peer group proxy data sources;

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  Review of the Company's compensation peer group;

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  Review of market trends in executive compensation, including pay mix, executive severance, and annual and long-term incentive plan design;

  •
  Review of severance agreements for executive officers;

  •
  Review of regulatory requirements related to executive compensation;

  •
  Advice and assistance in designing NEO special retention awards;

  •
  Advice and support in preparing for the Company's advisory vote on executive compensation submitted at our 2011 Annual Meeting;

  •
  Assessment of stockholder advisory firms' executive compensation policies and implications for Company practices;

  •
  Advice and support to the Committee in its review of the Company's compensation, discussion and analysis;

  •
  Advice regarding appropriate design and metrics for Corporate and brand incentive programs; and

  •
  Advice and assistance to Company management, on the Committee's behalf, in completing the compensation risk assessment process for 2011.

        For more information, see "Compensation Discussion and Analysis," beginning on page 20. The Committee met ten times during 2011.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and each was determined to have no relationship required to be disclosed pursuant to Item 404 of S.E.C. Regulation S-K. In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2011, an executive officer who served as a member of our Board of Directors or our Compensation Committee.

        Finance Committee.    The Finance Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee's responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, at 1441 Broadway, New York, NY 10018. The Committee met eight times during 2011.

        Board's Role In Risk Oversight.    Our Board has an active role in risk oversight of the Company. While Company management is charged with the day-to-day management of risks the Company faces, the Board, as a whole as well as through the Board's Committees, is responsible for oversight of risk management. To this end, each of our Board committees meets regularly with management and discusses the risks within its areas of responsibilities and reports to the full Board at each regularly scheduled Board meeting. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to the Company's accounting, auditing and financial reporting practices. This Committee reviews an annual risk assessment report, prepared by the Company's internal audit team, which identifies internal control risks and informs the internal audit plan for the next fiscal year. This Committee also reviews reports of the anonymous calls made to the Company's ethics "hot line," and considers any material allegations and disciplinary actions brought to its attention as well as other reports of issues under the Company's Code of Ethics and Business Practices. The Finance Committee oversees corporate finance related risks. This Committee monitors the Company's financial condition, capital structure and financing strategies, and makes recommendations for mitigating associated risks. The Compensation Committee oversees risks arising from the Company's compensation policies and programs. This Committee has responsibility for evaluating and approving the executive compensation and benefit plans, policies and programs of the Company. The Nominating and Governance Committee oversees corporate governance risks, and oversees and advises the Board with respect to the Company's positions and practices regarding significant issues of corporate and social responsibility.

        Consideration of Director Nominees.    Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director. While the Board considers specific functional silos and slots within the Board when identifying nominees, the Board seeks Board members with broad-based experiences and a number of areas of focus and expertise, who can make important contributions to the Board's deliberations and decisions on a wide variety of strategic and operational challenges. Furthermore, although there is no formal policy concerning diversity considerations, the Nominating and Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying Director nominees. In addition, the Board is committed to maintaining the Company's long-standing tradition of inclusion and diversity within the Board, following the Company's policy of non-discrimination based on sex, sexual preference, race, religion or national origin.

        Process for Identifying and Evaluating New Director Candidates.    The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

        When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company's business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company's tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under "Director Qualifications" below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee's attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate's nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

        Director Qualifications.    The Board requires that all Director nominees be able to fulfill a Director's fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under "Board Membership Criteria," including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company's needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an "audit committee financial expert," that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

        Process for Evaluating Incumbent Directors.    As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company's affairs that its Directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent's performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for re-election as a Director.

        Consideration of Stockholder Recommendations of Candidates for Election as Directors.    The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company's Corporate Secretary, at the Company's principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for on the Company's website at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance Guidelines" in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

        In addition, the Company's Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See "Stockholder Nominations for Directors" below.

        Stockholder Nominations for Directors.    Written notice of any nomination for director for consideration at the Annual Meeting of Stockholders must be delivered to the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018, not less than 90 days nor more than 120 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, the number of shares of Common Stock beneficially owned by, each nominee and such other information as set forth in the Company's Certificate of Incorporation, which can be found www.lizclaiborneinc.com (and at www.fifthandpacific.com as of May 15, 2012) under Restated Certificate of Incorporation in the Investor Relations section.

        Communications with the Board.    Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company's Corporate Secretary at 1441 Broadway, New York, New York 10018 or by electronically mailing the Company's Corporate Secretary at corporate.secretary@liz.com (and at corporate.secretary@fnpc.com as of May 15, 2002). All communications will be reviewed by the Company's Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

DIRECTOR COMPENSATION

        Directors, other than Directors who are Company employees, are compensated for their services. During 2011, Directors received the following compensation:

  •
  Annual Retainers:

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  $150,000 for serving as a Director, with $100,000 payable in the form of Common Stock (the "Annual Stock Retainer") subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election;

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  $175,000 for serving as the non-executive Chairman of the Board, with $75,000 payable in the form of Common Stock, subject to the same transfer restrictions as the Annual Stock Retainer discussed below;

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  $10,000 for serving as a Committee Chair other than the Audit Committee, whose Chair received $20,000 (effective January 1, 2012, the annual cash retainer payable to the Compensation Committee Chair was increased to $20,000);

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  $1,000 for each Board meeting and Committee meeting attended;

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  A $6,000 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

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  Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

        The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2011 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Bernard W. Aronson	84,000	100,000	—	—	—	892	184,892	100,000
Lawrence Benjamin	62,500	100,000	—	—	—	3,071	165,571	100,000
Raul J. Fernandez	87,000	100,000	—	—	—	3,946	190,946	100,000
Kenneth B. Gilman	94,000	100,000	—	—	—	223	194,223	100,000
Nancy J. Karch	95,000	100,000	—	—	—	3,579	198,579	100,000
Kenneth P. Kopelman	76,000	100,000	—	—	—	950	176,950	100,000
Kay Koplovitz	172,000	175,000	—	—	—	1,216	348,216	175,000
Arthur C. Martinez	97,000	100,000	—	—	—	0	197,000	197,000
Doreen A. Toben	97,000	100,000	—	—	—	1,630	198,630	100,000

(1)
The amount indicated includes the $50,000 annual cash retainer ($150,000 for serving as the non-executive Chairman of the Board), $1,000 for each Board meeting and Committee meeting attended, the $20,000 annual cash retainer for serving as the Audit Committee Chair and the $10,000 annual cash retainer for serving as a Committee Chair for each other Committee. Following a review and discussion with the Compensation Committee's consultants, the Board approved an increase in the retainer for the compensation Committee chair to $20,000, commencing in 2012.

(2)
The amount indicated reflects the $175,000 Annual Stock Retainer grant (30,435 shares of Common Stock granted on January 10, 2011, with a closing price on that date of $5.75) to the Chair, and the $100,000 Annual Stock Retainer grant (17,391 shares of Common Stock granted on January 10, 2011, with a closing price on that date of $5.75) granted to the other Directors, other than Mr. Benjamin, who, upon becoming a Director on January 27, 2011, received a grant of 19,455 shares of Common Stock (with a closing price of $5.14).

(3)
Each Director is provided an allowance for the purchase of Company products (based on prices which are net of the usual discount available to all Company employees for the purchase of Company products). The amount indicated reflects the actual clothing allowance utilized.

(4)
The amount indicated represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2011 fiscal year for the fair value of stock under Statement of Financial Accounting Standards Board ASC Topic 718 "share-based payments". For Mr. Martinez, the amount indicated also includes cash fees deferred in 2011 into Common Stock.

        The Liz Claiborne, Inc. Outside Directors' Deferral Plan (the "Outside Directors' Deferral Plan") enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

        The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were annually awarded stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances). All prior options awarded were fully exercisable as of December 31, 2011.

        The Company's Corporate Governance Guidelines set out the Board's expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Written Related Party Transactions Policy.    The Company has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of the Company and stockholders. The Nominating and Governance Committee must review and approve any related party transaction proposed to be entered into or ratify any such transaction previously commenced or completed. The Committee may delegate its authority under the policy to the Chair of the Committee, who may act alone. Under the policy, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

        Under the Company's related party transactions policy, any relationship, arrangement or transactions between the Company and (a) any Director, senior officer or any immediate family member of either a Director or senior officer; (b) any stockholder owning more than 5% of the Common Stock; or (c) any entity in which any of the forgoing is employed or is a partner, principal or owner of a five percent (5%) or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (i) transactions available to all employees generally; (ii) transactions involving less than $100,000 in any twelve month period; (iii) with respect to Directors, transactions deemed immaterial for purposes of Director independence determinations under the Company's Corporate Governance Guidelines, as described above; (iv) transactions involving executive compensation approved by the Company's Compensation Committee or director compensation approved by the Board; and (v) any charitable contributions by the Company or the Liz Claiborne Foundation to a charitable or not-for-profit organization for which a Director, senior officer or an immediate family member of a Director or senior officer serves as a director, trustee or is otherwise affiliated, where such contributions do not exceed $100,000 in any twelve month period or which are non-discretionary contributions made pursuant to the Company's non-discriminatory matching contribution program.

        Related Party Transactions.    The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2011, the Company incurred fees for services rendered by the firm of approximately $215,000. This amount represents less than 1% of such firm's 2011 fee revenue. These services were provided on an arm's-length basis, and paid for at fair market value. The Company believes that such services were affected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

 PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        SEC rules, implementing requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2011 Annual Meeting of Stockholders, stockholders voted to have this advisory, non-binding vote on an annual basis.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read the "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers. Please also refer to the "2011 Summary Compensation Table" and other related disclosures beginning on page 43.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

        The results of this advisory vote, though not binding on the Company, will provide our Compensation Committee with an indication of investor sentiment about the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement, which the Committee will be able to consider when determining executive compensation for fiscal 2012 and beyond.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2 TO INDICATE YOUR SUPPORT FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION

  Introduction

        Our executive compensation program is used to attract and retain the employees who lead our business and to reward them for outstanding performance. This Compensation Discussion and Analysis, or "CD&A," explains (i) for 2011, our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors made its compensation decisions for our Chief Executive Officer, Mr. William McComb; our former Executive Vice President and Chief Financial Officer, Mr. Andrew Warren; and our other most highly compensated executive officers: Mr. Nicholas Rubino, our Senior Vice President, Chief Legal Officer, General Counsel and Secretary, Mr. Evon Jones, our Senior Vice President, Chief Information Officer, Mr. John Moroz, Senior Vice President, Global Operations, Mr. Peter Warner, former Senior Vice President, Global Sourcing and Operations and Ms. Lisa Piovano Machacek, former Senior Vice President, Chief Human Resources Officer and (ii) certain significant developments in 2012. Throughout this proxy statement, these individuals are referred to as "named executive officers" or "NEOs." As previously announced, the Company has appointed George Carrara as Executive Vice President, Chief Financial Officer and Chief Operating Officer, effective April 2, 2012.

Executive Summary

  Overview of 2011 Performance

        The Company has undergone a significant strategic transformation since November 2006 when Mr. McComb, our Chief Executive Officer, joined the Company. We have shifted away from a strategy focused on distribution through U.S. department stores and moved toward a brand-centric, direct to consumer retail business with a more focused portfolio of global lifestyle brands. During this period, we built strong brand value in kate spade, Juicy Couture, and Lucky Brand and achieved meaningful global expansion and e-commerce development while also rebuilding the brand value of the heritage Liz Claiborne brand and aggressively restructuring the Mexx European business.

        The latest transformation initiatives in 2011 reflect not just one successful year, but the culmination of over four years of focused management. After first securing adequate liquidity for the future by successfully placing a $220.0 million high yield bond issuance in the volatile macro-economic first quarter of 2011, we aggressively monetized non-core assets to strengthen the balance sheet even further and to de-risk our operations. During the year, we:

  •
  Sold a controlling interest in the global Mexx business, thereby removing the significant risk associated with the business, while also retaining an 18.75% interest in the business. This allows the Company to share in potential appreciation in the business in the future;

  •
  Sold both the global trademark rights to the Liz Claiborne family of brands and the domestic trademark rights to the Monet brand to J.C. Penney Corporation, Inc. ("JCPenney");

  •
  Sold the Dana Buchman trade mark to Kohl's Corporation ("Kohl's");

  •
  Sold the Kensie, Kensie Girl and mac&jac trademarks to an affiliate of Bluestar Alliance LLC;

  •
  Sold the former Curve fragrance brand and other smaller fragrance brands to Elizabeth Arden, Inc.; and

  •
  Completed an early termination of the DKNY® Jeans and DKNY® Active license.

        In connection with these transactions, we maintain: (i) an exclusive supplier arrangement to provide JCPenney with Liz Claiborne and Monet branded jewelry; (ii) a royalty-free license through July 2020 for the Liz Claiborne New York brand, which is sold exclusively at QVC, through the 2009 previously existing license between us and QVC, Inc.; (iii) a royalty-free license through July 2020 to use the Lizwear brand to design, manufacture and distribute Lizwear-branded products to the club store channel; (iv) an exclusive supplier arrangement to provide Kohl's with Dana Buchman-branded jewelry for two years; and (v) an exclusive license to produce and sell jewelry under the Kensie brand name.

        Since August 11, 2011, we received $450.7 million of cash proceeds, predominantly from trademark sales. We also received an advance of $20.0 million (refundable to JCPenney under certain circumstances) in exchange for our agreement to develop exclusive brands for JCPenney by Spring 2014. In December 2011, a holder of $20.8 million aggregate principal amount of our 6.0% Convertible Senior Notes converted such notes into 6,163,221 shares of our common stock. As a result of these activities, we were able to reduce our net debt position (total debt less cash and marketable securities) at December 31, 2011 to $265.7 million and fully repaid all outstanding indebtedness under our amended and restated revolving credit facility. Using a portion of the proceeds from the issuance of the high-yield notes and the sales transactions discussed above, we repaid 268.5 million euro aggregate principal amount of our outstanding 5.0% Notes due July 2013 (the "Euro Notes") during 2011 and through March 20, 2012. We currently have 81.5 million euro aggregate principal amount of the Euro Notes outstanding.

        In addition to these transformative brand portfolio and balance sheet initiatives, we saw improvement at Lucky Brand (with strong sales growth and reduced operating losses) and strong global performance in the kate spade brand. Both of these brands delivered sales growth in excess of marketplace averages with kate spade delivering industry-leading growth. During 2011, the Juicy Couture brand also saw strong growth internationally as it underwent activities to revitalize the brand similar to those previously taken at Lucky Brand and kate spade. Additionally, several important growth initiatives were launched for these brands in 2011, including the formation of a joint venture for the kate spade brand in China, and e-commerce initiatives that resulted in significant growth in all three brands' e-commerce net sales.

        We also announced plans to close our last remaining distribution center in the United States, establishing a relationship with a third party, Li & Fung Limited for distribution services in the U.S. for our Company-owned retail stores, as well as for our wholesale business. This action is expected to lower costs and improve flexibility and service levels in our supply chain.

        The combined effect of these accomplishments—the growth of the remaining core brands, the de-risking of the portfolio, and the strengthening of the balance sheet—drove significant growth in the market capitalization of the Company and improved total shareholder return ("TSR").

  2011 Compensation Plan Design and Outcomes

        Over this period of strategic transformation, our executive compensation programs have evolved to support the Company's turnaround efforts. As a consequence, we achieved much needed retention while delivering incentives to balance both near-term and long-term decisions in the face of an extremely uncertain and volatile market environment. During this time, the executive compensation programs supported the Company's dynamic business needs and reflected current market trends in executive compensation and good governance practices.

        Our compensation programs are intended to align our executive officers' interests with those of our stockholders. They reward performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value over time.

        Given our philosophy of paying for performance, compensation earned by our named executive officers (NEOs) will vary based on individual and corporate performance measured against annual and longer-term performance goals. In 2011, compensation decisions and outcomes for the fiscal year were based on our financial results together with continued improvement in the Company's operational capabilities and strategic transformation activities across our businesses. Our executive compensation package includes base salary, annual incentive compensation, long-term incentive awards, customary benefits and limited perquisites. To clarify and confirm our pay and performance alignment, and in response to the 2011 Say-On-Pay vote results, the Chair of the Compensation Committee held direct one-on-one meetings with investors representing a majority of the shares outstanding as of December 31, 2011 to discuss compensation philosophy, address questions and concerns about pay practices, and encourage productive dialogue about our efforts to align the executive compensation program with the interests of shareholders.

        Actions taken in 2011 are highlighted below:

  •
  In 2011, we tied 100% of the annual incentive opportunity to financial performance, eliminating payouts for individual strategic goals. This change underscored the criticality and urgency placed on improving financial and operational performance for 2011. Similar to 2010, financial performance was measured by adjusted earnings per share (Adjusted EPS)(1) and cash flow from continuing operations. In 2011, these two metrics were weighted equally in determining our NEO's individual bonus payouts. The Compensation Committee established goals for these measures at the start of the year. Our 2011 performance exceeded the cash flow from continuing operations target and was above threshold (but below target) for Adjusted EPS. Overall plan performance was achieved at 90% of target. Following its review of the Company's financial performance and key strategic outcomes for 2011, the Committee exercised discretion to award the annual incentive plan payout at 100% of target for each of Messrs. McComb, Warren and Rubino. This determination was intended to recognize the transformative nature of the Company's achievements in 2011 and to reflect the Company's significantly improved platform for long-term viability and success—see "Overview of 2011 Performance" above.

    Separately, the Committee awarded payouts to Messrs. Jones and Moroz, who became executive officers in October 2011, of 25% and 53% of target bonus, respectively, based on overall corporate operating profit achieved and an assessment of their contributions to strategic achievements within their respective functions.

  •
  Long-term incentives continued to be delivered in the form of semiannual grants of stock options for the NEOs. As such, executives will only realize gains to the extent that stockholders do as well. The semiannual grants were intended to mitigate the impact if continued volatility in the Company's share price. Further, we were increasingly selective in our use of equity-based long-term incentives for executives below the NEO population in 2011; as a result, our annual equity burn-rate fell significantly relative to 2010.

  •
  Additionally, the Company made selective special retention awards in the form of RSUs to Messrs. Warren and Rubino in 2011. These awards underscored the criticality of Messrs. Warren and Rubino in planning and executing a number of important financial and strategic initiatives. These initiatives culminated in the series of transactions in late 2011 that transformed the Company into a more focused and appropriately leveraged business going forward. In conjunction with Mr. Warren's separation announced in January 2012, the Committee determined that, because of Mr. Warren's contribution to the financial and strategic initiatives

(1)
Adjusted EPS is defined as adjusted earnings per common share from continuing operations attributable to Liz Claiborne, Inc., excluding: (i) costs associated with our streamlining initiatives and brand-exiting activities; (ii) impairment of intangible assets; (iii) gains on extinguishment of debt; (iv) gain on sales of trademarks; (v) non-cash write-offs of debt issuance costs; and (vi) unrealized foreign currency gains and losses—we provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix A to this proxy statement.

    and the completion of many initiatives earlier than expected, it would be appropriate to accelerate the vesting of Mr. Warren's special retention RSUs on the date of his separation, March 16, 2012.

  •
  None of the NEOs received salary increases in 2011, except for Mr. Moroz who received an increase in conjunction with his promotion to SVP, Global Operations in October 2011.

  Alignment of Pay and Performance: 2009 through 2011

        The following table illustrates the relationship between pay and performance outcomes over the last three fiscal years for the Company's various annual and long-term incentive programs. The Company's pay-for-performance philosophy is highlighted by the following elements (also evidenced in table below):

  •
  Over the course of the last two years, annual incentive plan metrics have changed to reflect the Company's most critical financial and strategic objectives for each year.

  •
  Further, annual incentive plan payouts have modulated with changes in annual financial and non-financial performance. In 2009, the Committee exercised negative discretion to reduce plan payouts based on its holistic assessment of the Company's financial and strategic performance. However, the Committee considered the executives' level of performance and awarded enhanced long-term incentive option grants for the 2010 award period—in effect, recognizing the extraordinary performance relative to the stated 2009 financial and strategic goals with a larger award of long-term incentives (further strengthening long-term stockholder alignment).

  •
  The Company's quarterly (in 2009) and semiannual (in 2010 and 2011) approach to option grants has been effective in mitigating the impact of volatility in the Company's share price to option grant pricing.

  •
  The Committee reintroduced a performance-based element into the long-term incentive program with the implementation of the Profitability Incentive Plan ("PIP") in 2010. The PIP directly ties award payouts to the achievement of tangible profitability milestones that the Company has committed to achieving in it's communications with stockholders. To date, those milestones have not yet been met. If those milestones have not been achieved by July 2013, the incentive opportunities will be forfeited.

	2009	2010	2011
Annual Incentive Plan
Metrics (Weightings)
Total Debt	20%
Cost Management	20%
Non-Financial/Strategic	40%	25%
Cash Flow from Cont. Ops.	20%	25%	50%
Adjusted EPS		50%	50%
Plan Outcomes (% of Target)
Financial	97%	0%	90%
Non-Financial/Strategic	98 - 120%	80%	NA
Formulaic Plan Achievement	97 - 106%	20 - 20.5%	90%
Actual Bonus Payout	50 - 75%	20 - 20.5%	100%

Options	Quarterly(1)	Semiannual	Semiannual
Exercise Price of Options Granted	$2.11 / $1.77 / $4.81 / $4.11	$7.10 / $4.40	$4.97 / $5.06
Intrinsic Value per Option(2)	$6.52 / $6.86 / $3.82 / $4.52	$1.53 / $4.23	$3.66 / $3.57

2010 Profitability Incentive Plan (PIP) (footnote)
Metrics	Goal	Weighting	Status
4Q Adjusted EPS	Break-Even, $0.00	25%	Not Yet Achieved
4Q Adjusted EPS	$1.00	37.5%	Not Yet Achieved
4Q Adjusted EBITDA Margin	10% (+ $1.00 Adj. EPS)	37.5%	Not Yet Achieved

(1)
The first tranche of the 2009 equity grants was accelerated to December 1, 2008.

(2)
The intrinsic value of the options was calculated using the difference between the strike price established at fair Market value on grant and the 12/30/2011 close price of $8.63.

(3)
Adjusted EBITDA Margin is defined as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude (i) income tax provision (benefit); (ii) interest expense, net; (iii) gain on extinguishment of debt; (iv) gain on sales of trademarks; (v) depreciation and amortization; (vi) the impact of expenses incurred in connection with our streamlining initiatives and brand-exiting activities; (vii) non-cash impairment charges; and (viii) non-cash share-based compensation expense divided by adjusted net sales. The Adjusted EBITDA Margin Goal must be achieved in conjunction with a minimum $1.00 of Adjusted EPS for the same four quarter period, and will not be achieved if the margin target is achieved but the EPS metric is not.

  Note: we provide a reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures in Appendix A to this proxy statement. The particular adjustments applied in any period may vary in order to accurately reflect activities and accounting treatment appropriately (e.g. discontinued operations).

  2012 Compensation Plan Design

        The Company's executive compensation programs will continue to evolve in 2012 to: (i) better reflect the Company's business imperatives as we progress against our strategic plan, (ii) be responsive to feedback received through our investor outreach efforts, and (iii) stay aligned with emerging best practices.

Key Changes for 2012:

  •
  Annual Cash Bonus Plan.  The Company will change the two financial measures used (and their associated weightings) for the annual cash incentive plan. The two financial measures used for 2012 will be Adjusted EBITDA and Adjusted EPS, weighted 75% and 25%, respectively. These metrics are consistent with the Company's key priorities for 2012 and reflect the Company's heightened focus on brand and corporate Adjusted EBITDA.

  •
  Long-Term Incentives.  The Company will reintroduce a performance share vehicle as a component of the Company's annual long-term incentive grants. This change to the 2012 compensation program signals a return to the Company's portfolio approach to long-term incentives last employed in 2008 and will supplement the still outstanding 2010 PIP (see discussion above). Additionally, the Company will discontinue semiannual stock option grants. Following the completion of the Company's strategic transactions in 2011, the Company believes it is appropriate to return to its historical practice of making stock option grants on a single date in March.

  The 2012 performance share plan has been designed to align executive interests with the brand strategies and reinforce the importance of strong relative returns for shareholders. As such, the performance share plan has been structured to align—both from a timing and goal-setting perspective—with the strategic business plans in place for each of the Company's global lifestyle brands. The performance share awards will measure two-year cumulative Adjusted EBITDA performance, with the accompanying goals established to reflect a roll-up of the goals set for each of the constituent brands. Further, the performance share awards will include a modifier that may adjust the final payout by +/- 50% based on relative total stockholder return performance over three years to further align the performance share payout to relative stockholder returns The performance share grants will be made once every two years and will include both 2-year and 3-year metrics.

  For 2012, 50% of the annualized long-term incentive opportunity will be delivered in the form of stock options and 50% of the annualized long-term incentive opportunity will be delivered in the form of biennial performance share grants. This weighting is the result of the Compensation Committee's review of strategic priorities, pay philosophy and competitive benchmarking analysis.

  In determining long-term incentive award levels for 2012, we were again very selective in our use of equity-based long-term incentives for executives below the NEO population. As such, we anticipate that our 2012 annual equity burn-rate will continue to fall relative to prior years.

  •
  Executive Severance Agreements.  In March 2012, the 2011 Executive Severance Agreements were replaced in order to extend the term for one year, and make certain clarifying amendments. The term of the agreements will now expire December 31, 2013. Given the importance of retaining the executive team through the restructuring, the Committee felt it would be appropriate to extend the term of the agreements for an additional year as the restructuring efforts continue so that the NEO's are able to remain focused on those efforts. The agreements continue to contain provisions to reduce severance for performance-based terminations so that severance payments appropriately reflect the circumstances of termination. For a discussion of the Executive Severance Agreements, see "Agreements with the other Named Executive Officers" beginning on page 51.

        These improvements for 2012 built upon our existing executive compensation governance framework. This on-going framework incorporates a number of continuing practices, including:

  •
  The continued engagement of an independent compensation consultant by the Compensation Committee. Semler Brossy was directly selected by and has served the Compensation Committee since 2006. For additional discussion regarding the full services provided by the independent consultant, please see "Board Committees—Compensation Committee" on page 12 above.

  •
  The inclusion of only independent outside directors of the Board as members of the Compensation Committee.

  •
  A formal clawback policy so that the Compensation Committee has the ability to recoup any awards paid to NEOs and other key executives in error or based on fraud, misconduct or gross negligence of the executive.

  •
  A formalized process for annual compensation risk assessment whereby, on an annual basis, the Company undertakes a thorough risk assessment process with specific responsibilities assigned to management, committees of the Board and the Board's outside advisors.

  •
  The Company provides a limited number of perquisites and in 2010 eliminated all tax gross-ups on those perquisites (other than those related to the reimbursement of relocation expenses under the Company's relocation program and in alignment with standard policies).

  •
  Executive Severance Agreements (ESAs) for all NEOs (excluding the CEO) that include provisions to reduce payouts for documented performance-based terminations and do not include gross-ups for excise taxes that may be payable with respect to severance payments and other payments deemed to be made in connection with a change-in-control. In addition, these non-CEO ESAs limit severance payments to no more than amounts that are deductible by the Company according to the tax rules.

  •
  "Double-trigger" change-in-control provisions for the Company's equity awards, long-term incentive plans and other benefits (such as continuation of benefits and payment of severance).

  •
  An Executive Stock Ownership policy that requires our CEO to hold five times base salary holdings in the form of our common stock and all other NEOs to hold two times base salary holdings in the form of our common stock and requires retention of 75% of net-vested or exercised equity awards until this requirement is met (applicable to all NEOs). The Compensation Committee reviews NEOs' holdings at least annually, and all executives have complied with the retention requirements since the policy was implemented in 2007.

  •
  An annual advisory vote on the philosophies, policies and practices that underlie named executive officer compensation (e.g., Say on Pay). See "Outcome of 2011 Say on Pay Vote" section below for detail on the 2011 advisory vote.

  Outcome of 2011 Say on Pay Vote

        At the 2011 annual meeting of stockholders, stockholders approved the advisory (non-binding) resolution relating to executive compensation with 58% of votes in favor. In response to the Company's 2011 Say on Pay vote, the Company undertook an investor outreach effort in which the Compensation Committee Chairperson held conversations with several of the Company's largest stockholders. Through this process, the Company engaged with stockholders representing more than 50% of the Company's common shares outstanding as at December 31, 2011. The purpose of this outreach effort was two-fold: (i) to provide the Company's stockholders with a channel to discuss our executive compensation programs; and (ii) to gain a better understanding of our stockholders' perspectives and philosophies on executive compensation so that we could take those factors into consideration when determining changes to our executive compensation program for 2012, including our introduction of the 2012 performance share plan.

Overall Objectives of Executive Compensation

        The fundamental goals of our compensation program are to motivate executives to drive capital-efficient profitable growth, and to build the long-term organizational capabilities that will deliver shareholder value over time. To achieve these overarching objectives, the compensation program has been designed around the following three principles:

        1. Attract and retain key executives by providing compensation that will motivate high performance and is highly competitive with that of other executives employed by companies of similar size, complexity and lines of businesses.    Talent is a critical component for success, particularly in our industry, which is continually evolving, highly competitive, and economically volatile. To compete successfully requires unique creative talents combined with commercial capability. Selectively attracting critical talent from outside the Company, and in some cases, the industry, has continued to be important as we implement our long-term growth plan.

        Advancing our strategy in the face of significant challenges has made executive retention critical in 2011. We took specific actions in 2011 to encourage executive retention (see the "2011 Special Retention Awards" section below). In addition, the "Compensation Evaluation Processes" section explains how the Compensation Committee assessed competitive compensation levels to attract and retain talent.

        2. Align the interests of executives and stockholders.    Corporate and business unit metrics in the annual and long-term incentive plans are set to focus the executive teams on what the company believes to be the drivers of shareholder value and business unit profitability and growth (see discussion of "Annual Cash Incentive Plan" and "Long-term Incentive Compensation" for more detail on specific changes that were made). We strive to select performance metrics that reflect key objectives and focus executives on critical business drivers. The mix of performance metrics and award vehicles is intended to provide an appropriate balance between overall corporate and divisional results.

        The Company has continued to reexamine its key priorities and balance investment in the key lifestyle brands with strengthening its liquidity position, restructuring debt and managing cash flow, while aggressively and carefully managing costs. The Company has managed its compensation program accordingly by using operating cash flow from continuing operations and Adjusted EPS as the financial metrics for the 2011 annual incentive plan for the 162(m) executives and eliminating individual non-financial goals for those executives to underscore the urgency to deliver improved financial results (see discussion of "Annual Cash Incentive Plan").

        As our Company executes its turnaround strategy aimed at building strong global, direct to consumer lifestyle brands, we have had to adapt the specific metrics and mix of award vehicles year-to-year to reflect the dynamic changes in the marketplace and economy, and their associated impact on the needs and interests of our stockholders.

        For 2011, the Compensation Committee continued to utilize stock option grants for the NEOs, and, recognizing the continued volatility in the stock market, maintained the semi-annual granting approach taken in 2010 whereby grants are made in March and September. In mid-2010, the Committee also decided to add an additional performance-based element back into the NEO compensation program with the introduction of the Performance Incentive Plan which directly ties award payouts with the achievement of tangible profitability milestones that the Company has committed to achieving in our path forward. For further discussion, see "Long-Term Incentive Compensation".

        3. Emphasize performance-based compensation through an appropriate mix of fixed and variable compensation.    Variable compensation is a cornerstone of the Company's compensation programs and therefore, is targeted to comprise a significant portion of total direct compensation (i.e., "TDC"—base salary plus target annual incentive plus the fair value of long-term incentive awards) for the NEOs, and we expect to see actual compensation vary with performance (see discussion of "Mix of Compensation Components" below for more detail).

Ongoing Components of Compensation

        The Company provides a mix of fixed and variable pay and executive benefits. A brief description of each ongoing compensation component and its objectives follows. More detail is provided in subsequent sections.

ONGOING COMPONENTS OF COMPENSATION

Compensation Component	Brief Description	Purpose/Role	2011 Design
Base Salary	Fixed compensation. Salaries are reviewed each year, and changes, if any, are typically made in the first quarter. Salary increases are based on a combination of factors, including individual performance, experience and expertise.	Aid in attracting and retaining senior executive team by providing competitive base pay relative to peer companies.

		Compensate officers for fulfilling core job responsibilities and to recognize future potential.	NEO base salary increases in 2011 were limited to the SVP, Global Operations (reflecting an internal promotion).
Annual Incentive	Variable cash compensation earned based on company performance achievement.	Promote and reward the achievement of annual goals that lay the groundwork for strategy execution and longer-term value creation.	Based on the results of the Company overall and the Compensation Committee's assessment, bonus payouts to the NEO's ranged from 25% to 100% of target bonus.
2011 Long-Term Incentives (LTI)	Variable compensation that focuses on performance longer than one year. The use of equity creates a link to stock price growth and total return to stockholders.	Align executive and stockholders' interests by rewarding executives for increasing stock price and stockholder value.

For 2011, LTI was granted as stock options that have an exercise price at fair market value, a 7-year term and vesting over three years, with 25% vesting on the first and second anniversary, and 50% vesting on the third anniversary.

In addition, retention awards in the form of RSUs were granted to select NEOs.

Compensation Component	Brief Description	Purpose/Role	2011 Design
Retirement Benefits	Defined contribution 401(k) Savings/Profit Sharing Plan.	Provide competitive retirement benefit. Give additional security to employees of the Company and aid in retention.

The Company provides a 50% match on participant contributions of up to 6% of salary. NEOs participate in the same plan as the broad-based population. This plan is subject to Internal Revenue Code ("Code") limits.

SERP

A supplemental executive retirement plan, which is available to US-based employees at a level of Director or above.

Similar to the broad-based 401(k) plan; primary difference is that participants (including NEOs) may contribute up to 50% of salary, and up to 100% of their annual bonus.

Investment options are similar to the 401(k) plan, but with fewer investment choices.

		Allow participant savings above the limits applicable to the Company's tax-qualified plans. Aid in retention and build long-term commitment to the Company.	The Company may make contributions for SERP participants on base salary in excess of the Code qualified plan compensation limitations.
Perquisites

Special benefits common to the industry which vary by position, including clothing allowance, transportation or housing allowance, and financial counseling.

Typically provided under programs available to a broader group of executives and at a similar value.

		Aid in attraction, retention, job satisfaction and efficiency. Provide industry-competitive programs necessary for effective recruiting.	All perquisites are provided on a taxable basis, with the exception of expatriate and relocation-related allowances which are grossed-up on a basis consistent with the standard policy for the Company.

Compensation Component	Brief Description	Purpose/Role	2011 Design
Severance and Change-in-Control (CIC) Agreements	Severance as well as double-trigger change-in-control agreement for Mr. McComb. Severance-only agreements for other NEOs

Focus executives on stockholder interests in transition periods.

Provide the Company with non-competition and non-solicitation protection.

Provide income protection in the event of involuntary loss of employment.

In 2010, the expiring 2008 ESAs for the NEOs (other than Mr. McComb) were replaced with new agreements, which included the addition of a reduced benefit for performance-based terminations, expanded definition for Cause, and more limited definition of Good Reason.

In March 2012, the definition of a double-trigger CIC was further clarified within the ESA, the companies subject to non-compete were updated to reflect changes to the 2012 benchmarking peer group and the term of the outstanding ESAs was extended through December 31, 2013.

Executive Benefits

Provides life insurance coverage equal to two times annual base salary for all U.S. employees at Vice President-level and above.

Insured participants are entitled to any cash surrender value under the policy.

CEO Supplemental Disability Benefit to provide disability coverage for the CEO to bring total coverage to 100% of base salary.

		Aid in attraction and retention. Provide competitive benefit. To provide the CEO with disability coverage of 100% of base salary.	No changes were made in 2011.

Total Direct Compensation Evaluation

        The Compensation Committee considers competitive data provided by the Compensation Committee's consultant and the Company's Corporate Compensation department as one input to assess executive officer salary, annual incentive and long-term incentive levels. In recent years, this data has been extremely volatile because of the economy and competitors' compensation actions in response.

Therefore, in making individual compensation decisions, the Committee has used this data as a reference but has placed more weight on the Company's specific business situation and the requirements for each NEO role than on specific market positioning in each individual element of pay.

        The competitive data comes from: surveys and proxy data. The Compensation Committee's consultant and the Company's Corporate Compensation department provide the Committee with "market" values from each of these sources including aggregate target total cash compensation (i.e., TCC: base salary plus target annual incentive) and target total direct compensation (i.e., TDC: target total cash compensation plus fair value of long-term incentives), as well as their component parts. In considering the two data sources, the Committee relied primarily on the survey data for understanding market pay levels and primarily on the proxy data for evaluating individual company compensation actions and trends.

        Survey data:    The survey data is drawn from retail and wholesale apparel surveys as well as general industry surveys. We include general industry surveys in the competitive assessment process because we compete for executive talent both within and outside of its industry. Moreover, few industry peers have directly comparable business characteristics, so the general industry reference provides an important gauge of the wider competitive market. The surveys used as competitive market sources are listed in the table below.

Surveys Used in 2011 Competitive Market Comparisons

Publisher	Survey Name	Industry
The Hay Group 163 participants	2011 Total Remuneration Report	Retail
Towers Watson 89 participants	2011 General Industry Executive Survey	General Industry
Towers Watson 75 participants	2011 General Industry Executive Survey—Retail/Wholesale Cut	Retail/Wholesale
Equilar 678 participants	2011 Retail Sector Database	Retail

TDC for the NEOs is compared to TDC for survey positions with similar role and responsibilities. Where needed, the Committee's consultant and the Company's Corporate Compensation department adjust the data for size (e.g. annual revenue, market capitalization, scope and complexity, etc.) so comparisons are appropriate.

        Proxy data:    The proxy data is drawn from retail and wholesale apparel companies that represent business competitors and sources of competitive talent. In 2010, we reviewed peer companies against a set of criteria including size, product focus, retail vs. wholesale business mix, competition for customers and talent, and updated the peer group of companies for 2011. The 2011 proxy peer group included the following 19 companies: Abercrombie & Fitch, Aeropostale, American Eagle Outfitters, Ann Taylor Store Corporation, Coach, Inc., Charming Shoppes Inc., Chico's FAS Inc., Guess? Inc., Jones Apparel Group, Inc., Limited Brands, Inc., New York & Company Inc., Pacific Sunwear of California Inc., Philips Van-Heusen Corporation, Polo Ralph Lauren Corporation, Quicksilver, The Talbots, Inc., Urban Outfitters Inc., VF Corporation, and The Warnaco Group Inc.

Key Changes for 2012:

        The Compensation Committee reviewed and updated the peer group to ensure continued relevance given the Company's anticipated go-forward size and business focus. Peer companies were reviewed against criteria including size, product focus, retail vs. wholesale business mix, competition for customers and talent, and updated the peer group of companies for 2012. The 2012 proxy peer group now includes the following companies, which were not previously included: bebe stores, Inc., True Religion Apparel, Inc., and The Wet Seal, Inc., and now excludes the following companies: Jones Apparel Group, Inc., Limited Brands, Inc., Philips Van Heusen Corporation, Quiksilver, VF Corporation, and the Warnaco Group Inc.

        Relative to the 2012 proxy peer group, the Company's adjusted pro-forma revenues approximate the 40th percentile.

        Target pay opportunities for the NEOs are competitive relative to market pay levels based on review of survey data and proxy data. However, actual realized pay has been below target levels in recent years, reflecting our principle of paying for performance. For 2011, target TCC levels for the NEOs were generally at the 75th percentile (+/- 15%) of the survey data. Target TDC levels for the NEOs were generally between the median and 75th percentile of the survey data. However, the Committee does not target a particular compensation percentile, particularly given how volatile the competitive data has been in recent years. Individual pay elements for individual executives vary in their positioning relative to market based on decisions made related to individual executive circumstances. In general, base salaries are higher than market median pay levels, and the value of recent equity grants have been lower, given share usage constraints resulting from the Company's previously depressed share price. (See "Mix of Compensation Elements" below for more detail). The NEOs' target pay positioning was necessary to recruit top talent from outside the Company to help execute its long-term growth plan and reflects several NEO roles which have expanded beyond traditional benchmarks as the Company has restructured to most effectively respond to business challenges. It is important to note that the observed pay positioning represents compensation opportunities only, and not actual realized or realizable pay.

        For reference, proxy peer group pay levels have historically been similar to or higher than the retail survey data (that is, median proxy data is roughly equivalent to the retail survey 75th percentile). Following the update to the 2011 and 2012 proxy peer groups, it was observed that the effect of the new peer groups on competitive pay levels was a reduction in the proxy median and 75th percentile of approximately 15%, more closely aligning the proxy data with the retail survey data.

Benefits and Perquisites Evaluation

        The Compensation Committee's philosophy is that NEOs should not be treated markedly differently from other executives or the broader employee population in the design of their benefits, nor should perquisites extend beyond those typically available in the industry to NEOs and other executives. The Company's Compensation and Benefits department evaluates benefits and perquisites periodically, with the last review of retirement, SERP, Executive Life and clothing allowance occurring in 2011. Executive financial counseling, transportation and housing allowances were also reviewed in 2008 and 2009. Based on these reviews, the Committee believes these benefits are within the range of competitive practice for the Company's industry peers. The Company intends to conduct a benchmarking review of all executive benefits and perquisites in 2012.

        The Committee also agreed upon completion of its 2008 review that NEOs would not be grossed up for taxes on any perquisites received, other than certain one-time or special benefits provided under broader programs where tax gross-up is appropriate, such as relocation and expatriate assignment support.

        Additionally, the Committee and senior management conducted an in-depth review of the Company's Health and Welfare and Retirement programs in early 2009, with the assistance of Hewitt Consulting. This review resulted in several design changes to the Company's medical plan and the suspension of the Company's 401(k) match and all contributions to the Profit-Sharing Plan and the Supplemental Executive Retirement Plan in July 2009. After monitoring the financial savings generated by these changes, the Committee and senior management reinstated the Company's 401(k) match for all employees in July 2010.

Compensation Decision-Making Process for the NEOs

        It is the policy of the Company that compensation for NEOs is approved by the Compensation Committee, and reviewed by the independent members of the full Board. The Chief Executive Officer recommends pay levels for the NEOs, excluding himself. The Chief Executive Officer, working together with the Chief Financial Officer and Chief Human Resources Officer (through October 2011 and the Chief Legal Officer thereafter), also recommends goals for the incentive plans. These recommendations are reviewed by the Compensation Committee, which makes all final decisions. The Compensation Committee determines the compensation of the Chief Executive Officer, drawing on advice from the independent compensation consultant to the Compensation Committee and discussion of Mr. McComb's overall performance with the full Board.

Mix of Compensation Components

        Prior to 2009, the target mix of individual pay elements had typically been consistent with the mix of pay elements for TDC levels at the survey 75th percentile and favored variable over fixed pay (consistent with the Compensation Committee's objective of paying for performance). However, in recent years, the limited number of shares remaining available for grant under the Company's stock incentive plans has prevented the Company from making fully competitive long-term incentive grants during the annual grant cycle. The table below summarizes the target TDC mix for 2010 and 2011.

Target TDC Mix(1)

	2010			2011
		Performance- Based Compensation			Performance- Based Compensation
NEO	Base Salary	Target Annual Incentive	Fair Value of LTI	Base Salary	Target Annual Incentive	Fair Value of LTI
McComb	14%	21%	64%	25%	37%	39%
Warren	19%	19%	62%	22%	22%	56%
Rubino	27%	20%	53%	29%	22%	48%
Warner	41%	25%	34%	52%	31%	16%
Piovano Machecek	42%	21%	37%	53%	26%	21%
Moroz(2)				61%	30%	9%
Jones(2)				59%	30%	11%

(1)
Target TDC mix is calculated with the following pay elements: effective salary at fiscal end 2010/2011 (or, for 2011, at the time of termination for Ms. Piovano Machacek and Mr. Warner), target annual incentive for 2010/2011, and the fair value of the long-term incentive grants (March and September 2010/2011 option grants; July 2010 Profitability Incentive Plan grants; and March and June 2011 special retention awards).

(2)
Messrs. Moroz and Jones' 2010 target TDC mix is not shown because neither were a named executive officer in 2010.

Base Compensation

        The Compensation Committee reviews NEO salaries annually and when duties change in any material way. Mr. Moroz was promoted to the SVP, Global Operations role in October 2011 and his base salary was increased to $375,000 to reflect this promotion. No other NEO's received increases in 2011.

        In general, the Company and the Committee prefer to make compensation increases for the NEOs in the incentive components of pay, particularly for those with a higher proportion of base salary in their TDC mix at target. Going forward, the Company and the Committee intend to move base salary positioning from the 75th percentile toward the median over time in order to strengthen the pay-for-performance aspects of the compensation program.

Key Changes for 2012:

  •
  Although the Compensation Committee reviewed base salaries in 2012, no changes have been made to NEO salaries at this time, consistent with the Committee's intention to emphasize variable (rather than fixed) compensation for these executives.

Annual Cash Incentive Plan

        Each year the Committee establishes threshold performance goals for ensuring the tax deductibility of awards paid to the NEOs subject to Section 162(m) of the Internal Revenue Code. For 2011, the threshold performance goals were set at the achievement of either cash flow from continuing operations of at least $50 million on a GAAP basis or Adjusted EPS of ($0.50) or better in fiscal year 2011. Based on the Committee's evaluation of the Company's financial goals set at the beginning of 2011, the bonuses set forth in the table below were awarded to each of the NEOs. Both the cash flow from continuing operations and Adjusted EPS threshold goals were achieved in fiscal year 2011 allowing for the awards to be funded at maximum levels.

        In order to determine actual individual awards from this pool, the Compensation Committee also approved performance goals for 2011 based on two financial measures for Messrs. McComb, Warren and Rubino: cash flow from continuing operations and Adjusted EPS, each weighted 50%. These performance goals and metrics were consistent with the Company's key priorities in executing its business strategy, particularly with respect to the continuing importance of managing cash flow, improving the Company's profitability, and building a stronger platform for long-term viability and success. Our 2011 performance exceeded the cash flow from continuing operations target and was above threshold (but below target) for Adjusted EPS. Overall plan performance was achieved at 90% of target.

        Based on the Committee's evaluation of the Company's performance achievement relative to the financial goals set at the beginning of 2011, and with consideration to the Company's operational and strategic achievements during the year, the Committee determined to award annual cash incentive plan payouts at 100% of target to each of Messrs. McComb, Warren and Rubino. This determination was intended to recognize the transformative nature of the Company's achievements in 2011 and to reflect the Company's significantly improved platform for long-term viability and success—see "Overview of 2011 Performance" above.

        Separately, the Compensation Committee awarded payouts to Messrs. Moroz and Jones, who became executive officers in September and October respectively, of 53% and 25% of target bonus respectively, based on corporate operating profit achieved and an assessment of their contributions to strategic achievements within their respective functions.

Performance Achievement and Bonus Paid by Individual Executive:

						2011 Performance Bonus Awarded
	2011 Performance Financial Metrics Weighting:					Target Bonus		Bonus Paid
Continuing Executive Officers:	Cash Flow from Cont Ops Goal	+	Adj EPS Goal	=	Overall Financial Goals	as % Salary	($)	as % Target	($)
	Achieved $118M, 110% of Target		Achieved ($.30), 70% of Target)		90% of Target
W. McComb	50%		50%		100%	150%	$1,950,000	100%	$1,950,000
A. Warren	50%		50%		100%	100%	$700,000	100%	$700,000
N. Rubino	50%		50%		100%	75%	$375,000	100%	$375,000

Financial Performance Achieved to Targets for New Executives Officers:

	Bonus Target (100%)	Results Achieved for 2011
		$		% of bonus target
Global Adjusted Operating Profit (100%):	$30M	$1.97M		60%	including impact of all transactions and streamlining
		$(96.25M	)	0%	excluding impact of transactions and streamlining
Compensation Committee determination for Corporate discretionary bonus plans:				50%

	2011 Performance Bonus Awarded
	Target Bonus		Bonus Paid
	as% Salary	($)	as % Target	($)
E. Jones	50%	$212,500	25%	$53,000
J. Moroz	50%	$187,500	53%	$100,000

Key Changes for 2012:

  •
  The Company will has selected Adjusted EBITDA and Adjusted EPS as the two financial measures for the 2012 annual cash incentive plan (weighted 75% and 25%, respectively). These metrics are consistent with the Companies key priorities for 2012 and reflect the Company's heightened focus on brand and corporate level Adjusted EBITDA going forward.

Long-Term Incentive Compensation

  Stock Option Awards

        The Company's 2011 annual equity grant cycle occurred in March 2011, and was awarded in two equal option grants on March 1, 2011 and September 1, 2011.

NEO	Number of Stock Options	Value of Grant as Percentage of Salary
McComb	750,000	208%
Warren	300,000	167%
Rubino	75,000	76%
Jones	30,000	18%
Moroz	20,000	30%
Warner	50,000	45%
Piovano Machacek	50,000	53%

        These options will vest 25% on each of the first and second anniversaries of grant and 50% on the third anniversary of grant. The exercise price for each installment was equal to the closing price of the Company's Common Stock on the relevant grant date. The value of grants has been calculated based on the Company's calculation of grant date fair value for purposes of expensing in accordance with FASB ASC Topic 718.

Treatment of Outstanding Equity Awards Upon Termination of Employment

        The Compensation Committee agreed to accelerate the vesting of Mr. Warner's and Ms. Piovano Machacek's unvested quarterly option grants that were granted from December 2008 through September 2009 upon their terminations in September 2011 and October 2011, respectively. This acceleration was consistent with the Committee's approved policy for the treatment of outstanding equity held by executives terminated as a result of the Company's transaction and reorganization activities, which allows for acceleration of unvested outstanding equity awards that would otherwise vest within 90 days of the involuntary termination. All other outstanding equity awards were unearned/unvested and forfeited upon their terminations in September and October 2011, respectively.

        The Compensation Committee also approved the accelerated vesting of Mr. Warren's unvested 2010 and 2011 semiannual option grants, as well as his sign-on restricted stock and special retention stock awards, upon his separation from the Company in March 2012. This treatment was provided for pursuant to Mr. Warren's Separation and Mutual Release Agreement.

  2010 Profitability Incentive Plan Awards

        In 2010, the Committee introduced the Profitability Incentive Plan ("PIP"). Awards under the PIP were designed to reward NEOs and select key members of management for achieving three critical strategic milestones by July 2013, all of which were communicated to stockholders as milestone goals in the Company's turnaround strategy: 1) consecutive four quarters break-even Adjusted EPS, 2) consecutive four quarters $1.00 Adjusted EPS, and 3) consecutive four quarters $1.00 Adjusted EPS and 10% Adjusted EBITDA margin for the same period. The table below sets forth the awards to be earned by each of the NEOs should all the strategic milestones of the plan be achieved:

NEO	Shares (#)	Cash ($)	Value of Award as Percentage of Salary
McComb	433,500	975,000	300%
Warren	155,500	350,000	200%
Rubino	83,500	187,500	150%
Jones	22,000	50,000	47%
Moroz	13,500	30,000	28%
Warner	22,000	50,000	43%
Piovano Machacek	22,000	50,000	57%

        Mr. Warner's and Ms. Piovano Machacek's PIP awards were forfeited upon their termination in September 2011 and October 2011, respectively. Mr. Warren's PIP awards were forfeited upon his separation in March 2012.

  2011 Special Retention Awards

        In 2011, the Compensation Committee approved a special retention award of 192,600 phantom shares to Mr. Warren, effective March 1, 2011. On June 13, 2011, the Compensation Committee approved an amendment to Mr. Warren's award. As originally granted on March 1, 2011, the award was subject to the satisfaction of certain performance and vesting conditions and provided the

Committee with the right to settle the award in cash in the event that the Company's 2011 Stock Incentive Plan was not approved by stockholders. Following the approval of the Company's 2011 Stock Incentive Plan, the award was amended to modify the performance and vesting provisions and to provide for stock settlement of the award. As amended, the award would vest on the earlier of (i) the last date of the quarter during the period from March 1, 2011 through July 1, 2013 in which the Company first achieves Adjusted EPS that equals or exceeds $1.00 and (ii) July 1, 2013.

        On June 13, 2011, the Compensation Committee also approved a special retention award of 114,600 shares to Mr. Rubino. The terms and conditions of Mr. Rubino's award are similar to those of Mr. Warren's amended agreement.

        These awards underscored the criticality of Messrs. Warren and Rubino in planning and executing a number of important financial and strategic initiatives. These initiatives culminated in the series of transactions in late 2011 that transformed the Company into a more focused and appropriately leveraged business going forward. These special retention incentives will be vested upon the earlier of the achievement of the PIP goals or the expiration of the PIP plan.

        In January 2012, the Committee determined that, because the financial and strategic initiatives were completed earlier than expected, it would be appropriate to accelerate the vesting of Mr. Warren's special retention RSUs in conjunction with his separation from the Company. As such, the terms of Mr. Warren's Separation and Mutual Release Agreement provided that Mr. Warren's 2011 Special Retention Award would be accelerated upon his separation from the Company in March 2012.

Key Changes for 2012:

  •
  The Company will reintroduce a performance share vehicle as a component of the Company's annual long-term incentive grants. This change to the 2012 compensation program signals a return to the Company's portfolio approach to long-term incentives last employed in 2008 and will supplement the still outstanding 2010 PIP. The performance share plan has been designed to align executive interests with the brand strategies and reinforce the importance of strong relative returns for stockholders.

    The performance share plan has been structured to align—both from a timing and goal-setting perspective—with the incentive plans that have been implemented for each of the Company's global lifestyle brands. The performance share plan will measure two-year cumulative Adjusted EBITDA performance, with the accompanying goals established to reflect a roll-up of the goals employed within the incentive plans for each of the constituent brands. Further, the performance share plan will include a modifier that may adjust the final payout by +/- 50% based on relative total shareholder return performance to further align the ultimate payout earned to relative total shareholder returns. The performance share plan grants will be made once every two years and will include a one-year, post-performance service vesting requirement.

  •
  Additionally, as discussed above, the Company will discontinue the practice of making stock option grants on a semiannual basis in March and September as was the practice in 2010 and 2011. Following the completion of the Company's strategic transactions in 2011, the Company believes it is appropriate to return to its historical practice of making stock option grants on a single date in March.

  •
  For 2012, approximately 50% of the annualized long-term incentive opportunity will be delivered in the form of stock options and approximately 50% of the annualized long-term incentive opportunity will be delivered in the form of biennial performance share grants.

Formal Equity Grant Policy

        The Company has adopted a formal equity grant policy. All equity grants are approved at Compensation Committee meetings (and documented in the Committee minutes) or, within certain limitations, approved by delegation by the CEO and Chairman of the Compensation Committee.

        The grant date for restricted stock, restricted stock units and other forms of full-value share awards will be the first trading day of the month following the approval of the Committee, and the commencement of employment for new hires.

        For option awards, the exercise price equals the closing stock price on the date of grant. In January 2011, the Compensation Committee established the following option grant dates; options granted on each of these pre-determined dates have an exercise price equal to the closing stock price on the date of each grant:

  •
  *March 1, 2011

  •
  June 1, 2011

  •
  *September 1, 2011

  •
  December 1, 2011

All grants to NEOs in 2011 complied with the Company's equity grant policy. Dates for the NEO annual grant cycle are denoted with an asterisk. For 2012, the Compensation Committee awarded options for the NEOs on March 1, 2012

Stock Ownership

        In order to align executives' interests with the interests of our stockholders, the Compensation Committee encourages ownership of Company Common Stock by its officers and employees. The Company accomplishes this by making stock option and other equity-based awards under the Company's equity plans; providing the opportunity for employees to invest in the Company's Common Stock under the Company's 401(k) Plan; and adopting specific stock ownership guidelines for our executives.

        The Compensation Committee has adopted executive stock ownership guidelines, which apply to the NEOs as well as other senior executives in the Company. Individuals are asked to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary. The multiples of base salary for the NEOs are:

  •
  Five times for the CEO; and

  •
  Two times for the other NEOs.

        Until the applicable multiple of salary requirement is met, the guidelines require the executive to retain 75% of the following shares: 1) shares received as awards of restricted stock and performance shares from the Company, after withholding of shares for satisfaction of the executive's tax obligations, or 2) shares obtained upon exercise of stock options received from the Company, after withholding of shares for payment of the option exercise price and for satisfaction of the executive's tax obligations. The Company's objective is to have executives reach their guideline within five years, provided that in the event of a promotion which results in an increase in the number of shares required to be held, the individual is provided five years to meet the new requirements, starting from the promotion date.

        At this time, the NEOs do not hold stock values equal to their applicable multiple of salary guidelines. Ownership holdings were most recently assessed in February 2012. All current NEOs are within the policy's 5-year period to attain their guideline level of ownership and have complied with the retention requirement since the time at which each has become subject to the stock ownership guidelines and accompanying retention requirements. All NEOs will continue to be required to retain 75% of the net, after-tax shares acquired until their individual guidelines are met.

Supplemental Executive Retirement Benefits

        The Company's unfunded Supplemental Executive Retirement Plan ("SERP") is designed to make up for the limitations imposed by the Code on profit sharing and matching contributions under the Company's tax-qualified Savings Plan and provide additional income deferral opportunities consistent with the practice of peer companies. Plan details are provided in the narrative to the "Nonqualified Deferred Compensation" table on page 49.

Perquisites and Executive Benefits

        The Company's overall value proposition is to offer a package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to a broader employee population. The NEOs receive the same medical, dental, vision, employee discount and 401(k) benefits the broader associate population. The perquisites provided to NEOs are available to other executives in the Company including:

  •
  An Executive Life Insurance Program providing coverage equal to two times annual base salary;

  •
  Transportation/commuting expense allowances;

  •
  Clothing allowance; and

  •
  Financial counseling.

        In addition, the Company leases an apartment in New York City for Mr. McComb's personal use. The value associated with this apartment is reported in the Summary Compensation Table under All Other Compensation. Also as noted in the footnotes to the table, this expense was reduced in 2010 based on Mr. McComb's relocation to a less expensive property. Additionally, along with the July 2009 renewal of Mr. McComb's employment agreement, the Company purchased disability insurance providing, beginning in 2009, 100% of base salary to Mr. McComb in the event of his disability, with annual premiums paid directly by the Company.

        Beginning in 2009, any perquisites for executive officers have been provided on a taxable basis, including Mr. McComb's apartment, and no tax gross up payments have been provided, with the exception of expatriate assignment and relocation allowances and payments made consistent with the Company's policies in place for the broader employee population. Mr. Warner received tax gross-ups as well as certain tax equalization allowances related to his expatriate assignment to Hong Kong and under the Company's relocation program, all of which occurred in accordance with his hiring package relocation agreement and his expatriate assignment prior to his appointment as an executive officer. Mr. Jones received a tax gross-up for relocation assistance under the Company's executive relocation policy in 2011. A supplemental table outlining All Other Compensation amounts in greater detail can be found following the "Summary Compensation Table" on page 43.

Severance and Change-in-Control (CIC) Agreements

        In 2009, the Compensation Committee reached an agreement to extend Mr. McComb's employment agreement. Mr. McComb is provided with a change-in-control arrangement under his Executive Termination Benefits agreement and has severance provisions as part of his Severance Benefit Agreement. For detailed description and a discussion of Mr. McComb's arrangements, please see the "Narrative Description of 2011 Compensation and Equity Awards" on page 46.

        The other NEOs have Executive Severance Agreements ("ESAs") that went into effect in January 2011. The Compensation Committee determined that these severance agreements would aid in retention of key executives during the Company's continued execution of the turnaround, and made changes to these new agreements which replaced those expiring in December 2010.

        The Committee reviewed competitive severance and change-in-control practices in 2010 to ensure the agreements are consistent with industry and Fortune 500 company practices, and also reflect the business circumstances of the Company. Based on the competitive review, the Compensation Committee believes all its current agreements with the NEOs are within competitive practice and comply with all applicable regulatory requirements. Further, these agreements incorporate additional features such as a reduced severance benefit in the event of a documented performance-based termination, expanded definitions of Cause and more limited definitions of Good Reason. All agreements include "double-trigger" change-in-control and clawback provisions.

        These agreements are designed to encourage continued attention and dedication to the executive's duties in the face of potential distractions, such as concern over future employment. The initial term of these agreements was set to expire on December 31, 2012, or earlier if the executive is terminated before December 31, 2012. In March 2012, the definition of a double-trigger change-in-control was further clarified within the ESAs, the group of companies subject to non-compete were updated to reflect changes in the Company's size and business model, and the term of the 2011 ESAs was extended for one-year. The initial term of the agreements will now expire on December 31, 2013, or earlier if the executive is terminated before December 31, 2013, and will then automatically renew each year following 2013.

Other Change-in-Control Provisions

        All stock-based awards have been granted pursuant to one of the stockholder—approved stock incentive plans. Certain of the stock-based awards currently outstanding were granted under the 2000 and 2002 Stock Incentive Plans and include single-trigger change-in-control provisions, whereby any unvested restricted stock or options vest upon the consummation of a change-in-control, as defined in such plans. The 2005 Stock Incentive Plan reflects the Company's adoption of "double-trigger" change-in-control provisions, whereby any unvested restricted stock or options would vest only upon both a change-in-control and a termination of employment of a participant in the Stock Incentive Plan, as defined in such Plan.

        The semi-annual stock option grants approved in March 2011 were granted with "double-trigger" change-in-control provisions reflecting the February 2011 Compensation Committee approval of a new form of agreement for option grants which includes "double-trigger" change-in-control provisions regardless of the Stock Plan from which the shares have been granted.

        The Company chose to institute a "double trigger" mechanism because we believe that executives are only materially harmed if a change-in-control results in termination without Cause or termination by the executive for Good Reason. The use of a "single trigger" could result in significant payments even if the executive's position, responsibilities, and compensation were unaffected. The Company chooses to provide vesting following a Good Reason termination because we believe that such a termination is conceptually the same as an actual termination by the Company without Cause, and because we believe that potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance.

Tax and Accounting Considerations

  Tax Considerations

        The Compensation Committee intends to structure compensation for executive officers so that it is tax deductible to the Company to the extent feasible and takes the tax deductibility of compensation into account when making compensation decisions. The Committee took into account that the following compensation may not be fully deductible when paid:

  •
  Mr. McComb's base salary over $1 million;

  •
  Time-vested restricted stock granted to Messrs. McComb and Warren upon hire; and

  •
  Certain payments in the event of a change-in-control.

        The vesting of the Company's stock awards is currently structured to accelerate in the event of a change-in-control and qualifying termination of employment. This acceleration could contribute to potential excess parachute payments.

  Accounting Considerations

        Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under FASB ASC Topic 718 (see Notes 1 "Basis of Presentation and Significant Accounting Policies—Share Based Compensation" and 13 "Share-Based Compensation" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.) Because the performance shares include financial performance conditions, the compensation cost of the awards will be reversed if the performance conditions are not met or the employee does not remain employed by the Company throughout the performance period.

Compensation Risk Assessment

        We believe that our compensation programs appropriately balance risk and the achievement of long-term and short-term goals, without encouraging unnecessary or excessive risk taking. In 2011, the Company and the Compensation Committee engaged in a formal Risk Assessment process with the assistance of the Committee's independent compensation consultant. This process included a full inventory of incentive plans, a review of potential risks and mitigating factors, as well as a review of the enterprise risks associated with the Company's compensation practices and programs.

Clawback Policy

        The Company adopted a formal policy regarding the adjustment or recovery of any awards made under the 2011 162(m) plan in connection with a restatement or adjustment of financial statements, or an error in calculating performance achieved that would otherwise have resulted in a change to the size of an award or payment.

        While the Company has not experienced any situations or occasions that would result in a reduction in the size of the award or payment, the proposed plan allows the Committee to assess the circumstances relating to adjustments or changes in performance and take such legally permissible actions as it believes to be appropriate to correct award sizes appropriately.

        To the extent necessary, the Company's policy for the adjustment or recovery of awards will be revised to comply with legislative requirements.

BOARD COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company's Board of Directors (the "Committee") has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and the Company's Annual Report on Form 10-K for 2011.

  ARTHUR C. MARTINEZ (Chair)
  LAWRENCE S. BENJAMIN
  RAUL J. FERNANDEZ
  DOREEN A. TOBEN

        The foregoing Board Compensation Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation for services in all capacities for the 2011 fiscal year of the Principal Executive Officer, the Principal Financial Officer, and the other three most highly compensated executive officers of the Company serving as such as of December 31, 2011, and two former executive officers who would have been among the other three most highly compensation executive officers had they not be terminated during the 2011 fiscal year (each a "Named Executive Officer" and collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation ($)(4)	Total ($)
William L. McComb	2011	1,300,000	0	0	2,047,504	1,950,000	0	151,584	5,449,088
PEO, Chief Executive Officer	2010	1,300,000	0	2,154,495	2,703,898	400,000	0	158,468	6,716,861
	2009	1,300,000	0	0	941,532	975,000	0	228,190	3,444,722
Andrew C. Warren	2011	700,000	0	957,222	819,002	700,000	0	28,447	3,204,671
PFO, EVP, Chief Financial	2010	700,000	0	772,835	1,170,809	140,000	0	40,892	2,824,536
Officer	2009	700,000	0	0	470,766	375,000	0	43,343	1,589,109
Nicholas Rubino	2011	500,000	0	616,548	204,750	375,000	0	19,395	1,715,693
SVP, Chief Legal Officer	2010	493,750	0	414,995	377,490	75,000	0	20,746	1,381,981
General Counsel & Secretary	2009	458,750	0	0	78,461	264,000	0	24,198	825,409
Evon Jones	2011	425,000	0	0	81,900	53,000	0	36,930	596,830
SVP, Chief Information Officer
John Moroz	2011	352,662	0	0	54,600	100,000	0	17,170	524,432
SVP, Global Ops
Peter Warner	2011	334,615	0	0	136,500	0	0	1,401,669	1,872,785
SVP, Global Sourcing & Ops	2010	435,000	0	109,340	197,230	52,200	0	24,918	818,688
	2009	421,875	40,000	0	39,230	174,000	0	536,296	1,211,401
Lisa Piovano Machacek	2011	299,744	0	0	136,500	0	0	1,064,044	1,500,288
SVP, Chief Human Resources Officer	2010	338,365	0	109,340	144,560	35,000	0	7,603	634,868

(1)
Includes amounts deferred under the Company's unfunded Supplemental Executive Retirement Plan (the "SERP") and the Company's 401(k) Savings and Profit-Sharing Plan (the "Savings Plan").

(2)
For Mr. Warner, the Fiscal 2009 bonus amount includes a special recognition bonus of $40,000 for his contributions to the consummation and implementation of the Li & Fung agreement prior to Mr. Warner's appointment as an Executive Officer.

(3)
Amounts reflect the grant date fair value of awards granted in each applicable fiscal year. Amounts are determined in accordance with FASB ASC Topic 718.

(4)
The amounts reported in column "All Other Compensation" for fiscal 2011 include (i) profit-sharing contributions under the Savings Plan (which are determined by the Company's Board of Directors based on the Company's performance, subject to limitations on the contribution amount under IRS regulations)—no contributions were made for fiscal 2009; (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant's contribution up to 6% of salary, subject to limitations under the IRS regulations)—contributions were suspended in July 2009 for the 401(k) plan; (iii) the full amount of premiums paid by the Company for universal life insurance coverage under the Company's Executive Life Insurance Program under which each participant is entitled to cash surrender under the policy, providing coverage equal to two times annual base salary; (iv) severance payments; (v) taxable gifts; and (vi) perquisites and other personal benefits.

Other Compensation Detail—fiscal 2011

	Profit Sharing	Savings Plan Matching	Company SERP	Financial Counseling Fees(a)	Housing(b)	Transportation(c)	Clothing Allowance(d)	Taxable Gift(e)	Legal Fees Paid	Exec Life	Suppl Life	Disability(f)	Relocation(g)	Severance(h)	Total
William L. McComb	—	8,250	—	5,120	77,700	—	2,985	1,316	—	8,122	2,610	45,482	—	—	151,584
Andrew C. Warren	—	8,250	—	2,560	—	8,700	3,726	1,316	—	3,895	—	—	—	—	28,447
Nicholas Rubino	—	8,250	—	—	—	—	1,846	1,316	—	3,982	4,002	—	—	—	19,395
Evon Jones	—	8,250	—	2,560	—	—	1,614	1,316	—	2,656	2,205	—	18,329	—	36,930
John Moroz	—	8,250	—	—	—	—	1,264	—	—	3,653	4,002	—	—	—	17,170
Peter Warner	—	5,019	—	—	—	—	1,205	1,316	—	961	1,169	—	—	1,392,000	1,401,669
Lisa Piovano Machacek	—	8,250	—	800	—	—	1,509	—	—	1,201	2,284	—	—	1,050,000	1,064,044

(a)
The amount indicated represents the cost to the Company for financial advisory services provided to the executive by a third-party financial consultant.

(b)
For Mr. McComb, "Housing" reflects the cost to the Company for an apartment that the Company leases in New York City for Mr. McComb's use.

(c)
For Mr. Warren, "Transportation" represents an allowance provided to offset car and parking expenses.

(d)
The amount indicated the actual clothing allowance utilized (based on prices which are net of the usual discount offered to all Company employees for the purchase of Company products).

(e)
The amounts reported reflect the value of holiday gifts purchased by the Companyfor the executive in conjunction with a Company-sponsored celebration. The amount reflects the full market value paid by the Company for each item, which has been included in the executives' taxable income.

(f)
The amount reported represents the cost to the Company for the annual premium paid to provide Mr. McComb's disability benefit.

(g)
The amount reported represents relocation expenses for Mr. Jones paid in 2011. Mr. Jones' relocation package was governed by the Company's relocation policy, on similar terms as are available to other executives.

(h)
For Mr. Warner and Ms. Machacek, "Severance" represents cash severance payments provided for at the time of their separation from the Company. Amounts were determined in accordance with their respective Executive Severance Agreement with the Company. The terms of the executives' separation-are further discussed on page 52.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive Plan Awards
						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
										Grant Date Fair Value for Stock and Options Awards
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)				Option Valuation
William L. McComb	9/1/2011						375,000	5.06	0.59	1,110,038
	3/1/2011						375,000	4.97	0.50	937,466
	7/14/2010		n/a	433,500	n/a			6.23		2,700,705
	9/1/2010						375,000	4.40	0.50	829,648
	3/1/2010						525,000	7.10	0.50	1,874,250
	9/1/2009						150,000	4.11	0.61	378,000
	6/1/2009						150,000	4.81	0.61	442,500
	3/16/2009						150,000	1.77	0.46	121,032
	12/1/2008						150,000	2.11	0.45	142,500
	4/1/2008						325,000	19.43	0.26	1,657,500
	4/1/2008		40,500	81,000	162,000			19.43		1,573,830
	7/13/2007						348,370	36.65	0.28	3,536,670
	7/13/2007			97,540	146,310			36.65		3,574,841
Andrew C. Warren	3/1/2011	(1)		192,600				4.97		957,222
	6/13/2011	(2)				192,600				—
	9/1/2011						150,000	5.06	0.59	444,015
	3/1/2011						150,000	4.97	0.50	374,987
	7/14/2010		n/a	155,500	n/a			6.23		968,765
	9/1/2010						150,000	4.40	0.50	331,859
	3/1/2010						235,000	7.10	0.50	838,950
	9/1/2009						75,000	4.11	0.61	189,000
	6/1/2009						75,000	4.81	0.61	221,250
	3/16/2009						75,000	1.77	0.46	60,516
	12/1/2008						75,000	2.11	0.45	71,250
	4/1/2008						81,000	19.43	0.26	413,100
	4/1/2008		10,000	20,000	40,000			19.43		388,600
	7/13/2007						77,960	36.65	0.28	791,454
	7/13/2007					16,230		36.65		594,830
	7/13/2007					9,550		36.65		350,008
	7/13/2007			21,830	32,745			36.65		800,070
Nicholas Rubino	6/13/2011					114,600		5.38		616,548
	9/1/2011						37,500	5.06	0.59	111,004
	3/1/2011						37,500	4.97	0.50	93,747
	7/14/2010		n/a	83,500	n/a			6.23		520,205
	9/1/2010						37,500	4.40	0.50	82,965
	3/1/2010						82,500	7.10	0.50	294,525
	9/1/2009						12,500	4.11	0.61	31,500
	6/1/2009						12,500	4.81	0.61	36,875
	3/16/2009						12,500	1.77	0.46	10,086
	12/1/2008						12,500	2.11	0.45	11,875
	4/1/2008						10,000	19.43	0.26	51,000
	4/1/2008		5,000	10,000	20,000			19.43		194,300
Evon Jones	9/1/2011						15,000	5.06	0.59	44,402
	3/1/2011						15,000	4.97	0.50	37,499
John Moroz	9/1/2011						10,000	5.06	0.59	29,601
	3/1/2011						10,000	4.97	0.50	24,999
Peter Warner	9/1/2011	(3)					25,000	5.06	0.59	74,003
	3/1/2011	(3)					25,000	4.97	0.50	62,498
	7/14/2010	(3)	n/a	22,000	n/a			6.23		137,060
	9/1/2010	(3)					12,500	4.40	0.50	27,655
	3/1/2010	(3)					47,500	7.10	0.50	169,575
	9/1/2009	(4)					6,250	4.11	0.61	15,750
	6/1/2009	(4)					6,250	4.81	0.61	18,438
	3/16/2009	(4)					6,250	1.77	0.46	5,043
	12/1/2008	(4)					6,250	2.11	0.45	5,938
	7/1/2008		7,500	15,000	30,000			14.01		210,150
Lisa Piovano Machacek	9/1/2011	(3)					25,000	5.06	0.59	74,003
	3/1/2011	(3)					25,000	4.97	0.50	62,498
	7/14/2010	(3)	n/a	22,000	n/a			6.23		137,060
	9/1/2010	(3)					25,000	4.40	0.50	55,310
	3/1/2010	(3)					25,000	7.10	0.50	89,250
	9/1/2009	(4)					3,750	4.11	0.61	9,450
	6/1/2009	(4)					3,750	4.81	0.61	11,063
	3/16/2009	(4)					3,750	1.77	0.46	3,026
	12/1/2008	(4)					3,750	2.11	0.45	3,563
	4/1/2008						5,000	19.43	0.26	25,500
	4/1/2008		2,500	5,000	10,000			19.43		97,150

(See footnotes 1, 2, 3 and 4 on following page)

(1)
On March 1, 2011, Mr. Warren was granted a special retention award of phantom share unites that was subject to the threshold performance requirement established for the 2011 annual incentive plan.

(2)
On June 13, 2011, the Compensation Committee amended this previously granted special retention award. The amended award was modified to provide that it be settled solely in shares and to remove the threshold performance requirement originally intended to qualify the award under Section 162(m). As the award was [likely to be earned] at the time of quarter during the period from March 1, 2011 through July 1, 2013 in which the Company first achieves adjusted earnings per share that equals or exceeds $1.00 and (ii) July 1, 2013. In January 2012, the Committee determined to accelerate the vesting of Mr. Warren's special retention RSUs in conjunction with his separation from the Company.

(3)
These outstanding awards were forfeited upon Mr. Warner and Ms. Piovano Machacek's respective separations of employment in 2011.

(4)
These outstanding awards were accelerated to vest by the Compensation Committee, effective upon Mr. Warner and Ms. Piovano Machacek's respective separations of employment in 2011.

Narrative Description of 2011 Compensation and Equity Awards.

Salary, Bonus and Non-Equity Incentive Compensation.

        For a discussion of 2011 salary and bonus compensation for the Named Executive Officers, see the Compensation Discussion and Analysis, above.

Equity Awards.

        Restricted Stock and Restricted Stock Units.    Messrs. Warren and Rubino were granted RSUs. These awards were meant to reflect the importance of retaining Messrs. Warren and Rubino while the Company executes important financial and strategic initiatives between now and the vesting date of the award.

        Options.    In March 2011 and September 2011, options to purchase shares of Common Stock were granted by the Compensation Committee to the Named Executive Officers. All options granted become exercisable 25% on the first and second anniversaries of grant and 50% on the third anniversary of grant, subject to earlier vesting upon a termination of employment following a change-in-control.

        Under the Stock Option Award agreements, a change-in-control occurs if: (i) any person acquires 35% or more of the then outstanding shares of Common Stock; (ii) the election or appointment during any 12 month period of a majority of directors not endorsed by a majority of the board members in place prior to such election or appointment; or (iii) the sale of all or substantially all of the assets of the Company. These options expire on the seventh anniversary of grant, subject to earlier expiration upon termination of employment.

Change in Pension Value and Nonqualified Deferred Earnings.

        For a discussion of nonqualified deferred compensation, see discussion below.

All Other Compensation.

        For a discussion of perquisites and executive benefits, see the Compensation Discussion and Analysis and footnote 4 to the Summary Compensation Table, above.

Employment Agreements.

        William L. McComb.    On July 14, 2009, the Board of Directors of Liz Claiborne, Inc. (the "Company") approved, and the Company entered into, a Severance Benefit Agreement (the "SBA") with the Company's Chief Executive Officer, William McComb. This agreement is deemed to extend and renew Mr. McComb's term of employment and supersedes and replaces Mr. McComb's existing Employment Agreement, dated as of December 24, 2008 (the "Former Employment Agreement") which was terminated as of July 14, 2009. The initial term of the SBA will be for three years. Each month after the effective date of July 14, 2009, the term will automatically be extended for an additional month, absent notice of non-renewal by either party.

        Under the SBA, in the event Mr. McComb's employment is terminated by the Company without cause or by him for good reason, the Company will generally be obligated to pay Mr. McComb a lump sum equal to the sum of two times his then-current annual base salary and two times his target annual bonus (which was 150% of his base salary by action of the Compensation Committee of the Board of Directors in 2009), a pro-rated annual cash bonus for the year of his termination (subject to the terms of the Company's bonus plan, based on actual Company performance for such year), two years' continuation of medical, dental, vision and long-term disability benefits (which was increased by action of the Compensation Committee from 60% of base salary to 100% of annualized salary in 2009), and accelerated vesting of certain previously granted equity compensation, all subject to Mr. McComb's execution of a release in favor of the Company.

        The restrictive covenants contained in Mr. McComb's Former Employment Agreement, including the non-competition, non-solicitation, non-interference, proprietary information and confidentiality restrictions, remain in effect and are continued under the SBA. In addition, the SBA provides for a potential clawback of compensation paid to Mr. McComb under certain circumstances.

        Also subsequent to the SBA, the Company agreed to provide Mr. McComb with disability coverage equal to 100% of his base salary in effect, and purchased a policy to provide such coverage pursuant to the agreement at the Company's cost for annual premiums. This premium cost has been included as an item in the Other Compensation section of the Summary Compensation Table, and is detailed on page 43 above.

        Mr. McComb has agreed not to divulge the Company's confidential information at any time before or after his employment with the Company ceases. Additionally, Mr. McComb has agreed to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides information regarding individual outstanding unvested equity awards granted to the PEO, PFO and other Named Executive Officers (other than Mr. Warner and Ms. Piovano-Machacek who were not NEO's as of December 31, 2011):

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Option Exericse Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William L. McComb	185,200	0	11/6/2006	$41.78	11/6/2013	0	0	433,500	3,741,105
PEO	63,150	0	11/6/2006	$50.14	11/6/2013
	348,370	0	7/13/2007	$36.65	7/13/2014
	325,000	0	4/1/2008	$19.43	4/1/2015
	150,000	0	12/1/2008	$2.11	12/1/2015
	150,000	0	3/16/2009	$1.77	3/16/2016
	150,000	0	6/1/2009	$4.81	6/1/2016
	150,000	0	9/1/2009	$4.11	9/1/2016
	131,000	393,750	3/1/2010	$7.10	3/1/2017
	93,750	281,250	9/1/2010	$4.40	9/1/2017
	0	375,000	3/1/2011	$4.97	3/1/2018
	0	375,000	9/1/2011	$5.06	9/1/2018
Andrew C. Warren	77,960	0	7/13/2007	$36.65	7/13/2014	202,150	1,744,555	155,500	1,341,965
PFO	81,000	0	4/1/2008	$19.43	4/1/2015
	75,000	0	12/1/2008	$2.11	12/1/2015
	75,000	0	3/16/2009	$1.77	3/16/2016
	75,000	0	6/1/2009	$4.81	6/1/2016
	75,000	0	9/1/2009	$4.11	9/1/2016
	58,750	176,250	3/1/2010	$7.10	3/1/2017
	37,500	112,500	9/1/2010	$4.40	9/1/2017
	0	150,000	3/1/2011	$4.97	3/1/2018
	0	150,000	9/1/2011	$5.06	9/1/2018
Nicholas Rubino	8,000	0	3/4/2004	$37.24	3/4/2014	114,200	985,546	83,500	720,605
	10,000	0	4/1/2008	$19.43	4/1/2015
	12,500	0	12/1/2008	$2.11	12/1/2015
	12,500	0	3/16/2009	$1.77	3/16/2016
	12,500	0	6/1/2009	$4.81	6/1/2016
	12,500	0	9/1/2009	$4.11	9/1/2016
	20,625	61,875	3/1/2010	$7.10	3/1/2017
	9,375	28,125	9/1/2010	$4.40	9/1/2017
	0	37,500	3/1/2011	$4.97	3/1/2018
	0	37,500	9/1/2011	$5.06	9/1/2018
Evon Jones	6,250	0	12/1/2008	$2.11	12/1/2015	18,750	161,813	22,000	189,860
	6,250	0	3/16/2009	$1.77	3/16/2016
	6,250	0	6/1/2009	$4.81	6/1/2016
	6,250	0	9/1/2009	$4.11	9/1/2016
	3,750	11,250	3/1/2010	$7.10	3/1/2017
	3,750	11,250	9/1/2010	$4.40	9/1/2017
	0	15,000	3/1/2011	$4.97	3/1/2018
	0	15,000	9/1/2011	$5.06	9/1/2018
John Moroz	8,000	0	4/1/2008	$19.43	4/1/2015	0	0	13,500	116,505
	5,000	0	12/1/2008	$2.11	12/1/2015
	5,000	0	3/16/2009	$1.77	3/16/2016
	5,000	0	6/1/2009	$4.81	6/1/2016
	5,000	0	9/1/2009	$4.11	9/1/2016
	2,500	7,500	3/1/2010	$7.10	3/1/2017
	2,500	7,500	9/1/2010	$4.40	9/1/2017
	0	10,000	3/1/2011	$4.97	3/1/2018
	0	10,000	9/1/2011	$5.06	9/1/2018

Non-qualified Deferred Compensation

        The following table reflects information concerning the Company's unfunded Supplemental Executive Retirement Plan (the "SERP"). The SERP permits eligible employees to defer on a pre-tax basis receipt of up to 50% of their salary and their entire annual cash incentive bonus. In addition, the Company may make contributions to the executive's SERP account to make up for the limitations imposed by the IRS on Company profit sharing and matching contributions under the Savings Plan.

        The SERP provides for notional investment options for participants, including mutual funds and the Company's Common Stock, whereby a participant's account is credited with the rate of return realized by the participant's designated investments. No actual shares of stock are purchased by or on behalf of the participant.

        SERP participants can elect to receive a distribution from their SERP accounts either at their retirement or at a date at least three years after the date the amount was deferred, subject to the right to elect to postpone such distribution. Distributions are also made upon the occurrence of certain events, including death, or in the event of a financial emergency. In addition, as permitted by final IRS regulations relating to deferred compensation, in 2008 the SERP was amended to allow all participants to elect by December 31, 2008 to receive a one-time distribution of amounts accrued under the Plan after the original adoption of the deferred compensation tax regulations in 2004.

Nonqualified Deferred Compensation Table

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (S)	Aggregate Withdrawals / Distributions Last FY (S)	Aggregate Balance @ last FYE ($)
William L. McComb	0	0	4,562	0	57,174
Andrew C. Warren	70,000	0	(24,745)	0	211,958
Nicholas Rubino	0	0	154	0	8,137
Evon Jones	0	0	0	0	0
John Moroz	0	0	44	0	3,058

Severance and Change-In-Control Arrangements

Agreements with William L. McComb.

        In addition to the SBA described above, on July 14, 2009, the Company also entered into a second amended and restated Executive Termination Benefits Agreement (the "Amended and Restated ETBA") between Mr. McComb and the Company. The Amended and Restated ETBA, which was already in effect and provides for payments in the event Mr. McComb's employment is terminated by the Company without Cause or by him for good reason following a change in control, reflects technical, non-substantive conforming revisions to conform to the replacement of Mr. McComb's Former Employment Agreement with the SBA.

        Executive Termination Benefits Agreement.    If, during the three years following a "Change-in-Control" of the Company (or following a "Potential Change-in-Control," both terms as defined in the Executive Termination Benefits Agreement), Mr. McComb's employment is terminated without "Cause" or for "Good Reason" (both terms as defined below, and such terminations, "Covered Terminations"), the Company will pay Mr. McComb an amount equal to (i) three times the sum of his annual base salary plus his average annual bonus; (ii) any earned but unpaid bonus as of the termination of his employment; and (iii) a pro-rata bonus for the number of months Mr. McComb was employed during the fiscal year in which his employment was terminated. Additionally, in the event of a "Covered Termination" (i) the Company will provide Mr. McComb and his dependents with life, medical, dental, health, and disability insurance benefits for three years at least equal, in type and level, to those Mr. McComb and his dependents were receiving immediately prior to termination; (ii) all unvested amounts, if any, under the Company's Supplemental Executive Retirement Plan will become fully vested; and (iii) all outstanding equity awards granted to Mr. McComb under any of the Company's stock incentive plans will become immediately fully vested.

        "Good Reason" includes: (i) failure to elect or re-elect Mr. McComb to the same or substantially equivalent offices or positions held with the company prior to the Change-In-Control; (ii) a significant adverse change in the nature of scope of the authorities, powers, functions, duties or responsibilities attached to his position prior to the Change-In-Control; (iii) failure to pay salary or other monies owed, or a material reduction of the base salary or bonus target prior to a Change-In-Control without consent; (iv) relocation of the executive more than fifty (50) miles from the Company's offices at which Mr. McComb was based prior to the Change-In-Control; (v) failure to continue to provide or to replace any benefits or any then ongoing compensation plan in effect prior to a Change-In-Control that is material to Mr. McComb's total compensation opportunity, including any stock incentive plan; (vi) Company's failure to obtain an agreement from its successor to perform Company's obligations under the Executive termination benefits agreement; and (vii) any termination not in accordance with the terms of the Employment Agreement.

        "Cause" includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude ("Fraud"); (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud; and (iv) Mr. McComb's inability to perform his material duties, responsibilities or obligations due to his physical or mental incapacity.

        A "Change-In-Control" occurs if: (i) any person becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of October 13, 2006 (the "2006 Incumbent Board") ceases to constitute a majority of the Board, without the approval of two-thirds of the 2006 Incumbent Board, subject to certain exceptions; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company.

        A "Potential Change-In-Control" occurs if (i) the Company enters into an agreement which would result in the occurrence of a Change-in-Control; (ii) a public announcement is made (including by the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change-in-Control; or (iii) the Board adopts a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change-in-Control has occurred; provided that the Board is not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement, it is the good faith opinion of the Board that a Potential Change-in-Control has been abandoned and that a Potential Change-in-Control no longer exists.

        To the extent any of the payments described in the Executive Termination Benefits Agreement subject Mr. McComb to the excise tax imposed by Section 4999 of the IRS Code (so called "golden parachute" excise taxes), the Company has agreed to pay Mr. McComb an additional amount such that he would be in the same after-tax position as he would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments will be made by the Company if the payments to Mr. McComb do not exceed the lesser of (i) 105% of three times his "base amount" (as defined in the IRS Code), or (ii) $250,000 plus three times his "base amount." In such an instance, the other payments to Mr. McComb will be reduced so that no excise tax is imposed on Mr. McComb.

        Following is a table indicating potential payments to Mr. McComb if his employment were to have been terminated on December 31, 2011. The amount indicated for Options for which vesting would have been accelerated was calculated based on the difference between the exercise price of the applicable stock option and the closing price of the Company's common stock on December 30, 2011, $8.63 (the "December 30 Price"), the last trading day prior to December 31, 2011.

William L. McComb

	Good Reason / No Cause	Death	Disability	Change-of- Control
Cash	8,450,000	0	0	9,175,000
LTD Benefit	0	0	6,500,000	0
Options	0	4,503,375	4,503,375	4,503,375
Restricted Stock	0	0	0	0
Health and other Benefits	176,098	64,128	88,049	264,146
Tax Benefit	0	0	0	7,214,968

Agreements with the other Named Executive Officers.

        Executive Severance Agreements.    During 2011, the Company had severance agreements with each of Andrew Warren, Nicholas Rubino, Evon Jones and John Moroz, providing that in the event that any of such officer's employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to the sum of two times (i) the officer's then current annual base salary and (ii) an amount equal to the officer's then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination. As part of the agreement, each such executive is subject to non-competition and non-solicitation covenants during the officer's employment term and for 18 months thereafter, and a non-disparagement covenant.

        "Cause" is defined as (i) the Executive's willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from the Executive's incapacity due to physical or mental illness or other reasons beyond the control of the Executive), and which failure or refusal results in demonstrable direct and material injury to the Company; (ii) any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") which results in demonstrable direct and material injury to the Company; (iii) the Executive's conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or (iv) the Executive's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company.

        "Good Reason" as defined in the agreement includes: (1) The Executive experiences a material diminution in duties or responsibilities, without the Executive's consent (provided that a change in reporting structure shall not be deemed a diminution in duties or responsibilities); (2) The Company moves its principal executive offices by more than 100 miles (provided that such move increases the Executive's commuting distance by more than 100 miles); (3) a material reduction in the Executive's base salary; or (4) a material breach by the Company of any of its material obligations under any employment agreement between the Executive and the Company then in effect; provided , however , that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason no fewer than 30 days prior to the date of termination and not more than 90 days after the initial existence of the condition giving rise to Good Reason, and (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice.

        In addition, the 2011 Executive Severance Agreements provide for a performance-based termination. "Performance-Based Termination" as defined in the agreement states that the Company may terminate the Executive's employment based on performance (" Performance-Based Termination "). To constitute a Performance-Based Termination, the Executive must receive a written warning setting forth the performance deficiency and be afforded the opportunity to cure performance for a period of 60 days following the date of the written warning. Following the 60-day cure period, if the Company determines that the Executive's performance has not improved, the Company shall notify the Executive in writing of the Performance-Based Termination and the Executive shall have the opportunity to appeal the Performance-Based Termination to the Board within two (2) business days following the date of the Company's notice of termination. Any determination by the Board shall be final and binding. Upon a Performance-Based Termination, then such officer shall be entitled to receive, in addition to accrued salary, (i) up to 52 weeks of salary continuation at the officer's then current annual base salary and (ii) a pro-rated bonus in an amount equal to the Company's actual performance as determined pursuant to the provisions of the relevant bonus plan in the performance year of termination, prorated for the number of months the officer was employed during the performance year, payable when other annual performance bonuses are paid, as well as continued health and welfare benefits for up to 26 weeks following such termination.

        In March 2012, the continuing NEO's excluding the CEO (Messrs. Rubino, Jones and Moroz) entered into new Executive Severance agreements which replace and supersede the 2011 Executive Severance Agreements. The new agreements are substantially similar to the 2011 Executive Severance Agreements, except they: clarify there is no termination under the agreement in the case of an asset sale (which may or may not be a change-in-control event) where the NEO receives a comparable job offer from the purchaser; clarify payments in a performance-based termination are capped at the maximum amount payable pursuant to a "separation pay plan" for separation pay due to involuntary separation from service as set forth in Section 409A of the Internal Revenue Code; update the group of companies subject to the non-compete to reflect changes to the Company's size and business model; and revise the initial term of the agreement to expire December 31, 2013, with automatic renewal for one year terms if not otherwise terminated, among other changes.

        Mr. Warner.    On September 30, 2011, the Company and Mr. Warner entered into an agreement and general release, which superseded all prior severance and related agreements between the Company and Mr. Warner. Under the agreement, Mr. Warner received a cash payment of $1.39 million (representing two times his base salary and target bonus), and continued medical coverage for six months, with an obligation to reimburse any COBRA expenses incurred by Mr. Warner for the following six months, all in accordance with the terms of his ESA. Additionally, the Compensation Committee determined to accelerate the vesting of certain unvested stock options which had been previously granted to Mr. Warner as detailed in the table below:

Grant Type	Grant Date	Grant Price	Vesting Schedule	Total Shares Granted	Total Shares Accelerated to Vest as of September 30, 2011
Non-Qualified Stock Option	12/1/2008	$2.11	100% on 12/1/2011	6,250	6,250
Non-Qualified Stock Option	3/16/2009	$1.77	100% on 12/1/2011	6,250	6,250
Non-Qualified Stock Option	6/1/2009	$4.81	100% on 12/1/2011	6,250	6,250
Non-Qualified Stock Option	9/1/2009	$4.11	100% on 12/1/2011	6,250	6,250

        Ms. Piovano Machacek.    On October 31, 2011, the Company and Ms. Piovano Machacek entered into an agreement and general release, which superseded all prior severance and related agreements between the Company and Ms. Piovano Machecek. Under the agreement, Ms. Piovano Machacek received a cash payment of $1.05 million (representing two times her base salary and target bonus), and continued medical coverage for six months, with an obligation to reimburse any COBRA expenses incurred by Ms. Piovano Machacek for the following six months, all in accordance with the terms of her ESA. Additionally, the Compensation Committee determined to accelerate the vesting of certain unvested stock options which had been previously granted to Ms. Piovano Machecek. To recognize Ms. Piovano Machacek's more than 20 years of service with the Company, the Compensation Committee also determined to allow her up to three years to exercise any vested stock options, rather than the standard 90-day period provided for under the Company's stock incentive plans. These accelerated grants are detailed in the table below:

Grant Type	Grant Date	Grant Price	Vesting Schedule	Total Unvested Shares Granted	Total Shares Accelerated to Vest as of October 31, 2011
Non-Qualified Stock Option	12/1/2008	$2.11	100% on 12/1/2011	3,750	3,750
Non-Qualified Stock Option	3/16/2009	$1.77	100% on 12/1/2011	3,750	3,750
Non-Qualified Stock Option	6/1/2009	$4.81	100% on 12/1/2011	3,750	3,750
Non-Qualified Stock Option	9/1/2009	$4.11	100% on 12/1/2011	3,750	3,750

        Stock Options.    Each of Messrs. Warren, Rubino, Jones and Moroz were previously awarded options to purchase Company stock which vest in the event of an employment termination following a change-in-control.

        Following are tables indicating potential payments to Messrs. Warren, Rubino, Jones and Moroz if employment were to have been terminated on December 31, 2011. These potential payments reflect the Executive Severance Agreements extended to the named executives other than the CEO which replaced the existing agreements which expired on December 31, 2010.

        The amount indicated for the Restricted Stock for which vesting would have accelerated on December 31, 2011 was calculated based on the December 30 Price. The amount indicated for Options for which vesting would have accelerated on December 31, 2011 was calculated based on the difference between the exercise price of the applicable stock option and the December 30 Price:

Andrew Warren

	Good Reason / No Cause	Death	Disability	Change-of- Control	Performance- Based
Cash	2,800,000	0	0	2,800,000	1,330,000
Disability Benefit	0	0	900,000	0	0
Options	0	0	0	1,830,038	0
Restricted Stock	1,747,359	85,221	85,221	1,747,359	85,221
Health and other Benefits	31,446	9,323	9,323	31,446	9,323
Tax Benefit	0	0	0	0	0

Nicholas Rubino

	Good Reason / No Cause	Death	Disability	Change-of- Control	Performance- Based
Cash	1,750,000	0	0	1,750,000	837,500
Disability Benefit	0	0	900,000	0	0
Options	0	0	0	484,763	0
Restricted Stock	988,998	0	0	988,998	0
Health and other Benefits	31,446	9,323	9,323	31,446	9,323
Tax Benefit	0	0	0	0	0

Evon Jones

	Good Reason / No Cause	Death	Disability	Change-of- Control	Performance- Based
Cash	1,275,000	0	0	1,275,000	478,125
Disability Benefit	0	0	900,000	0	0
Options	0	0	0	173,250	0
Restricted Stock	165,489	165,489	165,489	165,489	165,489
Health and other Benefits	31,446	9,323	9,323	31,446	9,323
Tax Benefit	0	0	0	0	0

John Moroz

	Good Reason / No Cause	Death	Disability	Change-of- Control	Performance- Based
Cash	1,125,000	0	0	1,125,000	474,375
Disability Benefit	0	0	900,000	0	0
Options	0	0	0	115,500	0
Restricted Stock	0	0	0	0	0
Health and other Benefits	31,446	9,323	9,323	31,446	9,323
Tax Benefit	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

        The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock, based on information provided by the stockholder as of December 31, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Wellington Management Company, LLP(1) 75 State Street Boston, Massachusetts 02109	12,066,964	12.76
The Bank of New York Mellon Corporation(2) One Wall Street, 31st Floor New York, NY 10286	7,183,983	7.59%
BlackRock, Inc.(3) Barclays Global Investors, N.A. 40 East 52nd Street New York, NY 10022	7,058,910	7.46%
FMR LLC(4) Edward C. Johnson, (3rd) Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	6,630,211	7.009%
Whitebox Advisors, LLC(5) 3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	6,305,929	6.2%
Polar Securities Inc.(6) 401 Bay Street, Suite 1900 PO Box 19 Toronto, Ontario M5H 2Y4, Canada	5,429,132	5.5%
The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	5,062,167	5.35%
Brigade Capital Management, LLC(8) 399 Park Avenue New York, NY 10022	4,850,000	5.1%

(1)
Based on information as of December 31, 2011, contained in an Amendment to Schedule 13G, dated February 14, 2012, filed with the S.E.C. by Wellington Management Company, LLP ("Wellington Management"). Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 12,066,964 shares of Common Stock, which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of such securities.

(2)
Based on information as of December 31, 2011, contained in a Schedule 13G, dated January 27, 2012, filed with the S.E.C. by The Bank of New York Mellon Corporation ("BONY"), The Bank of New York, Mellon, BNY Mellon, National Association, The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Mellon Capital Management Corporation, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC), MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; Neptune LLC), and Pershing Group (parent holding Company of Lockwood Advisors, Inc. and Pershing LLC).

(3)
Based on information as of December 31, 2011, contained in an Amendment to Schedule 13G, dated February 13, 2012, filed with the S.E.C. by BlackRock, Inc. ("BlackRock") shares indicated are held by BlackRock in trust accounts for the economic benefit of the following: BlackRock; BlackRock Advisors, LLC; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Investment Management, LLC; BlackRock Japan Co. Ltd; BlackRock Asset Management Ireland Limited; and BlackRock International Ltd., in its capacity as investment advisor, may be deemed to beneficially own 7,058,910, shares of Company, which are held of record by clients of BlackRock.

(4)
Based upon information as of December 31, 2011, contained in an Amendment to Schedule 13G, dated February 14, 2012, filed with the S.E.C. by FMR LLC ("FMR"), Edward C. Johnson 3rd, and Fidelity Management & Research Company ("Fidelity"). According to the Amended Schedule 13G, the shares of Common Stock listed include: (i) 6,370,211 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; and (ii) 260,000 shares beneficially owned by Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR and a bank. According to the Amendment to Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over the shares beneficially owned by PGALLC, and sole power to vote or to direct the voting of such shares.

(5)
Based upon information as of December 31, 2011, contained in an Amendment to Schedule 13G, dated February 11, 2011, filed with the S.E.C. by Whitebox Advisors, LLC., a Delaware limited liability company, Whitebox Multi-Strategy Advisors, LLC, a Delaware limited liability company, Whitebox Multi-Strategy Partners, L.P., a British virgin Islands limited partnership, Whitebox Multi- Strategy Fund, L.P., a Delaware limited partnership, Whitebox Multi-Strategy Fund, Ltd., a British Virgin islands international business company, Whitebox Concentrated Convertible Arbitrage Advisors, LLC, a Delaware limited liability company, Whitebox Concentrated Convertible Arbitrage Partners, L.P., a British virgin Islands limited partnership, Whitebox Concentrated Convertible Arbitrage Fund, L.P. , a Delaware limited liability company, Whitebox Concentrated Convertible Arbitrage Fund, Ltd. , a British Virgin islands international business company, HFR RVA Combined Master Trust, a Bermuda limited partnership, and IAM Mini-Fund 14 Limited, a Cayman Islands Corporation. Shares indicated consist of convertible debentures issued by the Company, convertible into shares of Common Stock.

(6)
Based on information as of December 31, 2011, contained in an Amendment to Schedule 13G dated as of February 14, 2012, filed with the S.E.C. by Polar Securities Inc., ("Polar Securities") North Pole Capital Master Fund ("North Pole") ,Altairis Offshore ("AO") and, Altairis Offshore Levered ("AOL"). According to the Amendment to Schedule 13G, the amount indicated includes convertible debentures issued by the Company, convertible into shares of Common Stock (the "Convertible Debentures"). Polar Securities, a company incorporated under the laws of Ontario, Canada, serving as an investment advisor to North Pole, AO and AOL with respect to shares indicated as directly owned by such entities, and North Pole, a Cayman Islands exempted company, have shared voting and dispositive power of the Convertible Debentures issued by the Company, convertible into 4,194,632 shares of Common Stock; Polar Securities and AO, a Cayman Islands exempted company, shared voting and dispositive power of 176,900 share of Common Stock; and Polar Securities and AOL have shared voting and dispositive power of 1,057,600 shares of Common Stock.

(7)
Based on information as of December 31, 2011, contained in an Amendment to Schedule 13G, dated February 9, 2012, filed with the S.E.C. by The Vanguard Group, Inc. ("Vanguard"). According to the Amendment to Schedule 13G, Vanguard Fiduciary Trust Company ("VFTC") a wholly-owned subsidiary of Vanguard, is the beneficial owner of 134,641 shares of Common Stock as a result of serving as investment manager of collective trust accounts; VFTC directs the voting of these shares.

(8)
Based on information as of September 16, 2011, contained in a Schedule 13G dated as of that date, filed with the S.E.C. by Brigade Capital Management, LLC, Brigade Leveraged Capital Structures Fund Ltd., and Donald E. Morgan, III.

Directors and Executive Officers

        The following table sets forth, as of March 20, 2012, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, a former executive officer, and by all Directors, Director nominees and the executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
William L. McComb(3)	2,058,123	2.02%
Bernard W. Aronson(4)(5)	107,137	*
Lawrence Benjamin(5)	31,029	*
Raul J. Fernandez(4)(5)	108,964	*
Kenneth B. Gilman(5)	90,102	*
Nancy J. Karch(4)(5)	111,031	*
Kenneth P. Kopelman(4)(5)	106,276	*
Kay Koplovitz(4)(5)	177,073	*
Arthur C. Martinez(4)(5)	103,746	*
Doreen A. Toben(5)	51,071	*
Andrew C. Warren(6)	1,019,415	1.01%
Nicholas Rubino(7)	134,057	*
John Moroz(8)	41,819	*
Evon Jones(9)	60,979	*
All current Directors and executive officers as a group (15 persons)(10)	4,236,543	4.16%

*
Less than 1%

(1)
Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company's stock option plans which are exercisable within 60 days after March 20, 2012 ("Exercisable Options").

(2)
Based on 101,775,155 shares outstanding as of March 20, 2012, plus shares issuable upon the exercise of Exercisable Options as noted.

(3)
Includes 1,971,720 shares issuable upon the exercise of Exercisable Options.

(4)
Includes 6,000 shares issuable upon the exercise of Exercisable Options.

(5)
Includes shares acquired under the outside Directors' compensation program, receipt of which has been deferred under the Outside Directors' Deferral Plan as follows: Mr. Aronson: 31,460 shares; Mr. Benjamin: 31,029 shares; Mr. Fernandez: 2,488 shares; Mr. Gilman: 85,102 shares; Ms. Karch: 89,020 shares; Mr. Kopelman: 44,273 shares; Ms. Koplovitz: 152,298 shares; Mr. Martinez: 95,748 shares; and Ms. Toben 51,071 shares.

(6)
Includes 993,960 shares issuable upon the exercise of Exercisable Options. As previously announced, Mr. Warren left the Company effective as of March 16, 2012; information is as of such date.

(7)
Includes 128,000 shares issuable upon the exercise of Exercisable Options.

(8)
Includes 38,000 shares issuable upon the exercise of Exercisable Options.

(9)
Includes 24,000 shares issuable upon the exercise of Exercisable Options and 18,750 restricted shares.

(10)
Includes 3,179,180 shares issuable upon the exercise of Exercisable Options, and 18,750 restricted shares, issued under the Company's stockholder-approved stock incentive plans, and other shares indicated as included in the foregoing footnotes.

AUDIT COMMITTEE REPORT

        The Audit Committee is composed of the four Directors listed below. The Committee's responsibilities are set forth in the Committee's written charter adopted by the Board of Directors (the "Charter"). The Committee reviews and reassesses the Charter annually and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company's website at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request care of the Company's Corporate Secretary at 1441 Broadway, New York, NY 10018.

        The Committee met with Deloitte & Touche LLP, the Company's independent registered public accounting firm ("Deloitte & Touche"), with and without management present, to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2011 and the results of such audit. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company's accounting principles and procedures and the Company's financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company's accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company's financial statements. In addition, during 2011 the Committee met timely with management and Deloitte & Touche to review each of the Company's quarterly results prior to the time such results were made public.

        The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the matters required to be discussed by Deloitte & Touche with the Committee under PCAOB standard AU 380, Communication With Audit Committee, and SEC Rule 2-07 of Regulation S-X.

        In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee reviewed and discussed with Deloitte & Touche any matters that could have impacted Deloitte & Touche's objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee's attention as a result of its review of Deloitte & Touche's statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

        The Committee met with the Company's management and internal auditors to review and discuss the Company's work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the Company's internal control over financial reporting and management's assessment of the Company's internal control over financial reporting. Further, the Committee discussed with Deloitte & Touche the firm's audit of the Company's internal control over financial reporting for the fiscal year ended December, 2011. The Committee also discussed with management areas of potential risk exposure for the Company. Finally, the Committee met with the Company's internal auditors to review the Company's internal audit plan, as well as reports on audit projects and internal financial controls.

        Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and the Company's internal auditors,

the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

        The Committee has appointed Deloitte & Touche as the Company's independent registered public accounting firm for the 2012 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

DOREEN A. TOBEN (Chair)
KENNETH B. GILMAN
NANCY J. KARCH
ARTHUR C. MARTINEZ

        The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES UPDATE

        The aggregate fees billed by Deloitte & Touche, the Company's independent registered public accounting firm, for professional services rendered in connection with such firm's audit of the Company's fiscal 2011 and fiscal 2010 financial statements, including the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2010 Fiscal Year	2011 Fiscal Year
Audit Fees(1)	$2,948,000	$2,716,000
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$408,000	$211,000

Subtotal	$3,356,000	$2,927,000
All Other Fees(4)	$0	$0

Deloitte & Touche Total Fees	$3,356,000	$2,927,000

(1)
Audit Fees.    These are fees for professional services performed by Deloitte & Touche for the integrated audit of the Company's annual financial statements and review of financial statements included in the Company's unaudited Quarterly Report on Form 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year.

(2)
Audit-Related Fees.    These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes attestations by Deloitte & Touche that are not required by statute or regulation; consulting on financial accounting/reporting standards; and comfort letters.

(3)
Tax Fees.    These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for certain of the Company's consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)
All Other Fees.    These are fees for all other services performed by Deloitte & Touche not falling in one or more of the above categories.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

        The Audit Committee has established a policy regarding pre-approval of all audit and permitted non-audit services (and related fees) to be provided by the Company's independent registered public accounting firm or its affiliates, subject to S.E.C. rules which permit certain non-audit services accounting for less than five percent of the total fees paid to the independent registered public accounting firm to be approved by the Committee retroactively (so called "De Minimis Exception"). In making its decisions, the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year's engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee's Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting. In accordance with its Charter, the Audit Committee has delegated such right to the Committee's Chair for those permissible services for which fees do not exceed $50,000.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche as the Company's independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2012. Deloitte & Touche has served as the Company's independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company's internal auditors.

        If Deloitte & Touche's appointment is not ratified, the Committee will reconsider the appointment.

        The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

        The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for the 2012 fiscal year.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE.

PROPOSAL 4—STOCKHOLDER PROPOSAL

        The following stockholder proposal has been submitted for consideration at the 2012 Annual Meeting:

Special Shareowner Meetings

        RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

        This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

        Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board's current power to call a special meeting.

        This proposal topic won more than 60% support at CVS, Sprint and Safeway.

        Our management scuttled our opportunity to vote on the 2010 shareholder proposal to enable 10% of shareholders to call a special meeting. Our management made us vote (unnecessarily no less) on a weak management proposal for an almost insurmountable 35% of shareholders to call a special meeting in order to scuttle our opportunity to vote on the shareholder proposal for a realistic 10% of shareholders to call a special meeting. That is the reason it is necessary to resubmit this proposal topic.

        Plus we gave 65%-support to the 2011 shareholder proposal for a shareholder opportunity to act by written consent and our management had not taken any action to adopt it.

        Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Special Shareowner Meetings—Yes on 4."

Company's Response to the Proposal

The Board of Directors opposes this proposal and recommends that you vote AGAINST it for the following reasons.

        After careful consideration, the Board, following the recommendation of the Nominating and Governance Committee, has determined that this Proposal is not in the best interests of the Company or our stockholders and, accordingly, recommends a vote against it.

        The Company is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. This Proposal would provide stockholders holding only 10% of our outstanding common stock the right to call a special meeting. Such meetings could, under the proposal, be called for any reason, at any time, and as many times as stockholders holding 10% of our outstanding shares may desire. We believe this proposed 10% threshold is inappropriately low, as it would have the effect of permitting a relatively small minority of stockholders to call numerous expensive special meetings in order to promote and pursue their own narrow purposes—purposes that may not be important to the vast majority of our other stockholders or in their interests The Board believes that it is not in the best interests of the Company or our stockholders to enable holders of only 10% of our outstanding Common Stock to have an unlimited ability to call special meetings for any purpose at any time.

        Under the Company's governing documents, our Board already has the authority to call a special meeting of stockholders where our Directors, in the exercise of their fiduciary duties, determine such a meeting to be in the best interests of our Company. In addition, pursuant to recent amendments to those governing documents proposed by our Board and adopted by our stockholders in 2010, stockholders holding 35% of our outstanding shares already have the right to require the calling of a special meeting (subject to certain qualifications designed to prevent duplicative and unnecessary meetings). Our Board believes that these provisions strike the appropriate balance between ensuring accountability to stockholders and enabling our Board and management to run the Company in an effective manner. These provisions are compliant with the General Corporation Law of the State of Delaware, and our Board believes that it is an appropriate corporate governance provision for a public company of our size.

        In addition, we provide significant opportunity for our stockholders to raise matters at our Annual Meetings. Stockholders have frequently used our Annual Meetings to propose business by making proposals through the proxy rules, such as this one, or to communicate their concerns by raising issues from the floor of the meeting. Our stockholders are also currently able to communicate directly with our Board and can use our Annual Meeting to express their concerns to management, our Board and other stockholders, including through the submission of stockholder proposals.

        Moreover, we believe our position on the appropriate shareholding threshold to call a special meeting should be viewed in the context of the other provisions our Board has taken recently to further enhance the Company's governance. These include: implementing an accelerated board declassification process (resulting in the annual election of directors), adopting majority voting for directors, eliminating supermajority approval requirements, permitting the Company's stockholder rights plan to expire in 2009 without renewal, implementing a formal clawback policy, and eliminating most senior executive perquisites. We believe that these provisions underscore and contribute to our Board's accountability to our Company's stockholders. As set out under "Corporate Governance and Board Matters—Communications with the Board" above, stockholders are also able to communicate directly with our Board of Directors. We believe that these approaches, taken together, provide multiple, appropriate avenues for relatively smaller minority stockholders to utilize to raise issues for consideration by our Board, management, and/or stockholders in an organized, predictable, efficient and informed manner.

        We note that providing holders of only 10% of our outstanding Common Stock the ability to call a special meeting of stockholders is not a matter to be taken lightly. The vast majority of S&P 500 companies do not allow stockholders to call special meetings at an ownership threshold of 10%. We believe that a special meeting should only be held to cover unexpected events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an immediate basis, rather than waiting until the next Annual Meeting. Organizing, preparing for and conducting a special meeting imposes substantial legal, administrative and distribution costs and involves significant management commitment of time and focus, which may distract senior management and our Board from their proper focus of operating our business and maximizing long-term financial returns. Enabling a small minority of stockholders to call special meetings to advance their own interests can be disruptive to the Company's operations and extremely expensive and time consuming. Because of these burdens and costs to the Company, special stockholder meetings should occur only when a substantial percentage of the stockholders agree there are extremely pressing matters that must be addressed before the next Annual Meeting.

        Our Board believes that the Company's current system minimizes the costs associated with holding special meetings and ensures that such meetings are called only when they are in the best interests of the Company and our stockholders as a whole. Accordingly, our Board does not believe that approval of this Proposal is necessary or advisable.

        The Board of Directors unanimously recommends a vote AGAINST this proposal.

Voting on the Proposal

        The affirmative vote of a majority of shares participating in the voting on this stockholder proposal is required for its adoption. Abstentions will not be counted as either "FOR" or "AGAINST" this Proposal.

        The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding proposal to any person who submits a request in writing to the attention of the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 or by telephone at 212-354-4900.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of such equity securities with the SEC and the NYSE To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

OTHER MATTERS

        The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

        Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 5, 2012 in order to be included in the Company's proxy statement relating to that meeting. Moreover, pursuant to SEC rules, if a stockholder notifies the Company after February 4, 2013 of an intent to present a proposal at the Company's 2013 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company's proxy materials.

Company Code of Ethics and Business Practices

        The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company's Board of Directors. A copy of the Code is available on the Company's website at www.lizclaiborneinc.com (and at www.fifthandpacific.com, as of May 15, 2012) under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request care of the Company's Corporate Secretary at 1441 Broadway, New York, NY 10018. The Company will disclose on the Company's website any amendment to the Code and any waiver of the Code with respect to the Company's Directors or executive officers. The Company has established an Ethics and Business Practices Committee, consisting of the Chief Legal Officer, Chief Accounting Officer, and Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

NICHOLAS RUBINO Senior Vice President—Chief Legal Officer, General Counsel and Secretary
New York, New York April 3, 2012

Appendix A

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)

        The following table provides a reconciliation of Operating (Loss) Income to Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a) for compensation purposes. The adjustments reflect items identified specific to fiscal year 2011 and our corresponding annual bonus plan for the named executive officers for such period.

Twelve Months Ended December 31, 2011 (52 Weeks)
Operating (Loss) Income	$(96,252)
Streamlining initiatives and brand-exiting activities(b)	97,196
Impairment of intangible assets	1,024

Adjusted Operating Income(a)	1,968
Adjusted interest expense, net	(57,188)
Other income, net	282
Foreign currency losses, net(c)	3,565
(Benefit) provision for income taxes(d)	(22,862)

Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(28,511)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.(a)(e)	$(0.30)

(a)
Adjusted Operating Income (Loss) excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets. In addition to those items, Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude gain (loss) on extinguishment of debt, gain on sales of trademarks, non-cash write-offs of debt issuance costs and unrealized foreign currency gains and losses.

(b)
During the twelve months ended December 31, 2011, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities.

(c)
Reflects the exclusion of unrealized foreign currency losses.

(d)
Reflects a normalized tax rate based on estimated adjusted pretax income (loss).

(e)
As the Company incurred an adjusted loss from continuing operations for the twelve months ended December 31, 2011, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

A-1

 LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands)
(Unaudited)

        The following table provides a reconciliation of Net Sales to Pro-forma Adjusted Net Sales.

Twelve Months Ended December 31, 2011 (52 Weeks)
Net Sales:
As Reported	$1,518,721
Brand-Exiting Activities	5,752

Adjusted Net Sales	1,524,473
Pro-forma Adjustments(a)	179,004

Pro-forma Adjusted Net Sales	$1,345,469

(a)
Represents the removal of net sales for the following brands that have been sold or exited, but not presented as discontinued operations: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company's former Curve fragrance and related brands.

A-2

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time on May 14, 2012 Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/liz Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# Fulfillment# 21842 21843 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. OR THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 and 3, and “AGAINST” ITEM 4. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOLD AND DETACH HERE 1. ELECTION OF DIRECTORS (Please vote FOR a total of only "10" Nominees) Management nominees recommends that you vote "FOR" all 10 Management Nominees listed below: 06 Kenneth P. Kopelman 07 Kay Koplovitz 08 Arthur C. Martinez 09 William L. McComb 10 Doreen A. Toben 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 01 Bernard W. Aronson 02 Lawrence S. Benjamin 03 Raul J. Fernandez 04 Kenneth B Gilman 05 Nancy J. Karch FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year. 4. Shareholder proposal as described in the Proxy Statement. Management nominees In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. FOR AGAINST ABSTAIN

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/liz (Continued and to be marked, dated and signed, on the other side) DIRECTIONS TO 5901 WEST SIDE AVENUE, NORTH BERGEN, NEW JERSEY 07047 DIRECTIONS FROM MANHATTAN FROM LINCOLN TUNNEL From Lincoln Tunnel, follow signs to Route 495. Proceed on Route 495 and follow sign to Route 3 West, Secaucus, to Secaucus Service Road (local lane). Exit at North Bergen (just after Best Buy) which brings you to Paterson Plank Road. After 1st traffic light, bear right and take the jug handle (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into parking lot. FROM THE GEORGE WASHINGTON BRIDGE From the George Washington Bridge, take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 2nd traffic light, bear right and take jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into parking lot. DIRECTIONS FROM NEW JERSEY FROM NEW JERSEY TURNPIKE NORTH Take the New Jersey turnpike North to exit 16E. At 16E, use middle toll booths to exit (sign over toll booth reads “NJ 3 Secaucus”). After toll booth, follow sign to Secaucus. At 1st traffic light, turn right onto Paterson Plank Road. After 2nd traffic light, bear right and take the jug handle to the right (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into parking lot. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. WO# Fulfillment# 21842 21843 PROXY LIZ CLAIBORNE, INC. ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 2012 10:00 A.M., 5901 WESTSIDE AVENUE, NORTH BERGEN, NEW JERSEY FOR DIRECTIONS, CALL (212) 626-5777 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints WILLIAM L. MCCOMB AND NICHOLAS RUBINO and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Liz Claiborne, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 5901 Westside Avenue, North Bergen, New Jersey on Tuesday, May 15, 2012, at 10:00 a.m., prevailing local time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS. THE ADVISORY (NON-BINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE SHAREHOLDER PROPOSAL, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED. FROM NEW JERSEY TURNPIKE SOUTH Take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 2nd traffic light, bear right and take jug handle to the right (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into parking lot. FROM ROUTE 3 EAST Take Route 3 East to Secaucus Service Road (local lane), exit at North Bergen. The exit will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right and take the jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the first traffic light, into parking lot. FROM ROUTE 3 WEST Take Route 3 West, bear to right and take the Secaucus Service Road. Follow sign to North Bergen (at Best Buy). This will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right and take the jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the 1st traffic light, into parking lot. FROM ROUTE 80 When Route 80 ends, follow signs to Route 95 South. Take Route 95 South to the New Jersey Turnpike (then follow directions as shown under “FROM GEORGE WASHINGTON BRIDGE”).